SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant☒
Filed by a Party other than the Registrant☐
Check the appropriate box:
☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☒	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

WINTHROP REALTY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Shares of Beneficial Interest, par value $1.00 per share

(2)	Aggregate number of securities to which transaction applies: 36,417,584

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee has been calculated in accordance with Rule 0-11 under the Exchange Act and is equal to 0.01288 percent of the product of 36,417,584 Common Shares and the estimated per share liquidation proceeds of $13.79.

(4)	Proposed maximum aggregate value of transaction: $502,198,483.40

(5)	Total fee paid: $64,683.16

☒	Fee paid previously with preliminary materials: $64,683.16

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)           Amount Previously Paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

WINTHROP REALTY TRUST 7 Bulfinch Place Suite 500 Boston, Massachusetts 02114 (617) 570-4614

June 26, 2014
Dear Shareholders:

You are invited to attend a special meeting of the holders of common shares of beneficial interests of Winthrop Realty Trust (the “Trust”) to be held at the 11th Floor Conference Center in the offices of Katten Muchin Rosenman, 575 Madison Avenue, New York, New York 10022, on Tuesday, August 5, 2014, at 1:00 p.m., local time.

At the special meeting, we will ask you to approve a plan of liquidation for the Trust.  The principal purpose of the plan of liquidation is to maximize shareholder value by selling our assets, paying the liquidation preference on our Series D Preferred Shares, paying our debts (including, to the extent required, our senior notes and amounts payable to FUR Advisors LLC, our external advisor) and, after establishing sufficient reserves, distributing the net proceeds of our liquidation to our holders of our common shares of beneficial interest (“common shares”).

Prior to determining to propose this plan of liquidation, our board of trustees considered a number of alternatives including a sale of the Trust as a whole, acquiring another real estate company, and continuing to operate in the current manner or pursuant to a different business plan.  In this regard, we retained the services of Barclays Capital Inc. to seek potential target companies for us to acquire as well as potential companies to acquire us.

After carefully reviewing the offers from potential acquirers and considering the alternatives reasonably available to us at this time, as well as the terms and conditions of the plan of liquidation and the transactions contemplated by that plan, our board of trustees unanimously determined that a liquidation at this time will be more likely to provide you with a greater return on your investment within a reasonable period of time than you would receive through other alternatives reasonably available to us at this time, and unanimously approved the sale of all of our assets and our dissolution in accordance with the plan of liquidation, conditioned upon your approval. Accordingly, our board of trustees unanimously recommends that you vote FOR approval of the plan of liquidation.  You should carefully read the plan of liquidation, a copy of which is attached as Exhibit A to the accompanying proxy statement

In reaching this decision, our board of trustees considered many factors including the stagnant price of our common shares that was prevalent prior to the announcement of our board’s determination to adopt a plan of liquidation , the discrepancy between our common share trading price and our estimate of net asset value, the limited trading volume in our common shares that was prevalent prior to the announcement of our board’s determination to adopt a plan of liquidation, the inability to raise debt or equity capital on favorable or non-dilutive terms, the inability of the Trust and its investment banker to source any suitable target acquisitions, and the price level of the offer received in connection with a potential sale.  Although it is impossible to determine the ultimate proceeds that will be obtained for our assets and the resulting aggregate amount of the dividends payable on the common shares, our estimate of the current net asset value of our assets at March 31, 2014 (as determined in accordance with the methodology described in our March 31, 2014 supplemental financial information), which is the most recent determination of net asset value, ranges from $13.79 to $15.79 per common share.  Our board of trustees presently believes that based on current market conditions the amount ultimately distributable on account of each common share in connection with a liquidation would exceed $13.79, the low range of our most recently reported net asset value, after taking into account our costs, expenses and other obligations.  No assurance, however, can be given as to the actual amount of liquidation proceeds that will be available for distribution, the timing of such distributions or that the aggregate distributions made will exceed the lower range of our estimated net asset value.

If our shareholders approve the plan of liquidation, pursuant to the documents governing our 9.25% Series D Cumulative Redeemable Preferred Shares, we will not be permitted to make any dividend payments or other distributions on account of our common shares until such time as our Series D Preferred Shares receive their liquidation preference.  Accordingly, upon adoption of the plan of liquidation our current quarterly dividend of $0.1625 per common share will be suspended.  The liquidation preference currently payable on our Series D Preferred Shares is $120,500,000 plus a 9.25% annual return thereon.  In addition, it is our intention to retire (or establish a sufficient reserve to retire) our 7.75% Senior Notes due 2022 which currently have an outstanding principal balance of $76,322,000 (after giving effect to Senior Notes recently acquired by the Trust) and which bear interest at 7.75% per annum prior to resuming dividends or other distribution on our common shares.

Once a quorum is present or represented by proxy at the special meeting, the affirmative vote of at least a majority of the outstanding common shares is required to approve the plan of liquidation.  Please be advised that our senior management and FUR Holdings LLC, an entity controlled and partially owned by our senior management, collectively hold 3,419,946 common shares representing approximately 9.4% of the outstanding common shares.  They have agreed to vote their common shares FOR the plan of liquidation.  Accordingly, the affirmative vote of approximately an additional 40.7% of our outstanding common shares will be sufficient to approve the plan of liquidation.

At the special meeting, you will also be asked to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.  It is not anticipated that any other matter will be brought before the special meeting.  If other matters are properly presented, however, proxies will be voted in accordance with the discretion of the proxy holders.

Your vote is important.  Whether or not you plan to attend the special meeting, you are requested to promptly sign, date and mail the enclosed proxy card in the postage-paid envelope provided.  Returning a signed proxy card will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting, but your presence, without further action, at the special meeting will not constitute revocation of a previously delivered proxy.

On behalf of your board of trustees and management, thank you for your continued support.

Sincerely,

/s/ Michael L. Ashner
Michael L. Ashner
Chairman and Chief Executive Officer

WINTHROP REALTY TRUST 7 Bulfinch Place Suite 500 Boston, Massachusetts 02114 (617) 570-4614
________________________________

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 5, 2014

Dear Shareholders

You are invited to attend a Special Meeting of Shareholders of Winthrop Realty Trust (the “Trust”)  to be held Tuesday, August 5, 2014, at 1:00 P.M., local time, at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, 11th Floor, New York, New York 10022, to consider and act upon the following:

1.	To consider and vote upon a proposal to approve a plan of liquidation of our company pursuant to which we will undertake the following, among other things:

•
dispose of all of our assets (including, without limitation, any assets held by our operating partnership and our subsidiaries) in exchange for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed, which we expect to accomplish within 24 months after approval of the plan of liquidation;

•
liquidate and dissolve the operating partnership and our subsidiaries, and distribute the net proceeds of such liquidation in accordance with the provisions of our governing documents and the laws of all applicable jurisdictions;

•	pay or provide for our liabilities and expenses, which may include the purchase of insurance or the establishment of a reserve fund to provide for payment of contingent or unknown liabilities;
•	payment of the liquidation preference on our 9.25% Series D Cumulative Redeemable Preferred Shares;
•	retire (or establish a sufficient reserve to retire) our 7.75% Senior Notes due 2022;
•
distribute the proceeds of the liquidation to you (and to the extent that amounts are payable to FUR Advisors LLC pursuant to the advisory agreement, FUR Advisors LLC) to the extent not otherwise required to pay our liabilities and expenses;

•
if we cannot sell our assets and pay our liabilities within 24 months after your approval of the plan of liquidation, or if our board of trustees otherwise determines that it is advisable to do so, we intend to transfer our remaining assets and liabilities to a liquidating trust and distribute the beneficial interests in the liquidating trust to you; and

•	wind-up our operations and dissolve our company, all in accordance with the plan of liquidation attached hereto as Exhibit A, and take all other necessary or advisable actions to wind-up our affairs.

2.	In their discretion, upon such other matter or matters which may properly come before the meeting or at any postponements or adjournments thereof.

The board of trustees currently knows of no other business to be presented by or on behalf of the Trust.

Only shareholders of record at the close of business on June 19, 2014 will be entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement of the meeting.  Eligible shareholders can vote their shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed pre-addressed, postage-paid envelope.  Proxies received after the special meeting will not be counted.

By order of the Board of Trustees /s/ Michael L. Ashner Michael L. Ashner Chairman and Chief Executive Officer

Boston, Massachusetts

June 26, 2014

EVEN IF YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO ENSURE THE PRESENCE OF A QUORUM.  ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

TABLE OF CONTENTS

Page

SUMMARY	1
QUESTIONS AND ANSWERS	5
RISKS FACTORS	13
Risks that May Delay or Reduce Our Liquidating Distributions	13
Other Risks Relating to the Proposals	15
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	17
THE SPECIAL MEETING	18
Date, Time and Place	18
Purposes	18
Record Date for Voting; Number of Votes	18
Quorum	19
Voting Methods and Proxies	19
Required Vote	19
Revocation of Proxies	19
Information Regarding Tabulation of the Vote	20
Solicitation of Proxies and Expense	20
BACKGROUND OF THE TRUST'S DECISION TO LIQUIDATE	20
Background	20
Net Asset Value Analysis	21
Chronology of Events	21
REASONS FOR APPROVING THE LIQUIDATION AND RECOMMENDATION OF THE BOARD	24
THE PROPOSAL - PLAN OF LIQUIDATION	26
The Proposal	26
Key Provisions of the Plan of Liquidation	26
Liquidating Trust	27
Estimate of Amount and Timing of Distributions to be Paid to Shareholders	28
Cancellation of Shares	29
Economic Interests in the Proposed Liquidation Other than Common Shareholders	29
NYSE Listing	29
CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF LIQUIDATION	29
Federal Income Tax Consequences to the Trust	30
Liquidating Distributions to U.S. Shareholders	30
Liquidating Distributions to Tax-Exempt U.S. Shareholders	31
Liquidating Distributions to Non-U.S. Shareholders	31
Liquidating Trust	32
State and Local Income Tax	33
Transfer Taxes	33
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	33
SELECTED HISTORICAL FINANCIAL DATA	35
WHERE YOU CAN FIND MORE INFORMATION	36
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	36
SHAREHOLDER PROPOSALS	37
OTHER MATTERS	37
WHO CAN HELP ANSWER YOUR QUESTIONS	37
EXHIBITS	38
Exhibit A - Plan of Liquidation	A-1
Exhibit B - March 31, 2014 Estimated Net Asset Value	B-1

SUMMARY

Unless otherwise indicated or the context otherwise requires, in this proxy statement, the following defined terms have the following meanings: (1) “us”, “we”, “our” and the “Trust” refers to Winthrop Realty Trust and our direct and indirect subsidiaries including WRT Realty, L.P., our operating partnership; (2) “Common Shares” refers to our Common Shares of Beneficial Interest, (3) “Senior Notes” refers to our 7.75% Senior Notes due 2022, (4) “Series D Preferred Shares” refers to our 9.25% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, (5) “board” refers to our board of trustees, (6) “shareholders” refers to holders of our common shares, (7) “special meeting” refers to the Special Meeting of Shareholders to which this proxy statement relates,(8) “FUR Advisors” refers to FUR Advisors LLC, our external advisor, (9) “the “plan of liquidation” refers to the plan of liquidation and dissolution attached hereto as Exhibit A; and (10) the “plan of liquidation proposal” refers to the proposal for both the approval of the sale of all of our assets in accordance with the plan of liquidation and the approval of our dissolution in accordance with the plan of liquidation.

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you.  For additional information concerning the plan of liquidation, you should read this entire proxy statement, including the exhibits, and the other documents referenced in this proxy statement. A copy of the plan of liquidation is included as Exhibit A to this proxy statement.  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere in this proxy statement.

Our Company

We are a real estate investment trust, commonly referred to as a REIT, formed under the laws of the State of Ohio.  Our operations are managed by FUR Advisors pursuant to an advisory agreement.  Our common shares are traded on the New York Stock Exchange, or NYSE, under the symbol “FUR.”  We conduct our business through the operating partnership.  We are the sole general partner of, and own, directly and indirectly, all of the limited partnership interests in, the operating partnership.

We are engaged in the business of owning and managing real property and real estate related assets.  Our business objective has been to maximize long-term shareholder value through a total return value approach to real estate investing.  As a result of our emphasis on total return we have not selected or managed our investments for short-term dividend growth, but rather towards achieving overall superior total return.  Our approach has focused on opportunistic investments and has provided us with both the ability to capitalize on evolving market conditions and the flexibility to pursue diverse opportunities.

As a diversified REIT, we currently operate in three strategic business segments: (i) the ownership of investment properties, including properties in joint ventures consolidated or accounted for on an equity method basis, which we refer to as operating properties; (ii) the origination and acquisition of senior loans, mezzanine loans and debt collateralized directly or indirectly by commercial and multi-family real property, which we refer to as loan assets; and (iii) the ownership of equity and debt securities in other REITs, which we refer to as REIT securities.

As of March 31, 2014 we had interests in (i) 50 operating properties, (ii) 18 loan assets, and (iii) the collateral managers and equity holders of two collateralized debt obligation vehicles.

Our Company Information

Our executive offices are located at 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114-9507 and Two Jericho Plaza, Jericho, New York 11753.  Our telephone numbers are (617) 570-4614 and (516) 822-0022 and our website is located at http:/www.winthropreit.com.  None of the information on our website that is not otherwise expressly set forth in or incorporated by reference in this proxy statement is a part of this proxy statement.

The Special Meeting

The special meeting will be held at 1:00 P.M., local time, on August 5, 2014, at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, 11th Floor, New York, New York 10022.  At the meeting you will be requested to approve a plan of liquidation for the Trust.  In order for the plan of liquidation to be approved, the affirmative vote of the holders of at least a majority of our common shares then outstanding and entitled to vote on the proposal is required. Therefore, in order for the plan of liquidation to be approved, the holders of at least a majority of our common shares then outstanding and entitled to vote on the plan of liquidation proposal must vote “FOR” the proposal.  Our senior management and FUR Holdings LLC, an entity controlled and partially owned by our senior management, collectively hold 3,419,946 common shares representing approximately 9.4% of the outstanding common shares.  They have agreed to vote their common shares FOR the plan of liquidation.  Accordingly, the affirmative vote of approximately an additional 40.7% of our outstanding common shares will be sufficient to approve the plan of liquidation

Only shareholders of record on June 19, 2014, the record date for determining eligibility to vote at the special meeting, will be entitled to vote.  Each shareholder at that time will be entitled to one vote per share.  On the record date, there were 36,417,584 common shares entitled to vote at the special meeting.  See “THE SPECIAL MEETING” below.

The Plan of Liquidation

At the special meeting, you will be asked to consider and vote upon a proposal to approve the plan of liquidation, attached to this proxy statement as Exhibit A.  The plan of liquidation provides that we will sell all of our assets (including, without limitation, the assets of the operating partnership and our subsidiaries) for cash, notes, redemption of equity, or such other assets as may be conveniently liquidated or distributed.  We will distribute the proceeds of all sales of our assets (after satisfying any asset specific debt and costs associated with such sale) in accordance with the provisions of our governing documents and those of our operating partnership and subsidiaries and the laws of all applicable jurisdictions including paying all amounts due to FUR Advisors, if any, pursuant to the terms of the advisory agreement.  In addition, prior to paying any dividends or making other distributions on account of our common shares from such net proceeds, we are required to satisfy the liquidation preference on our Series D Preferred Shares and it is also our intention to retire (or establish a sufficient reserve to retire) our Senior Notes.  Any remaining proceeds will then be distributed to our shareholders.  Our board presently believes that based on current market conditions the amount ultimately distributable on account of each common share in connection with a liquidation would exceed $13.79, the low range of our most recently reported net asset value, after taking into account our costs, expenses and other obligations.  See “THE PROPOSAL-PLAN OF LIQUIDATION-Estimate of Amount and Timing of Distributions to be Paid to Shareholders” below.

We intend to sell all of our assets during the 24 month period following approval by our shareholders of the plan of liquidation.  At that point, we expect to terminate our registration under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, cease filing reports with the Securities and Exchange Commission, or the SEC, and file a certificate of dissolution with the State of Ohio when appropriate.  Furthermore, the plan of liquidation authorizes our board to create a reserve fund for the payment of unknown or contingent liabilities.  In the event that we cannot dispose of our assets and pay or provide for our liabilities within 24 months after approval by our shareholders of the plan of liquidation, or if our board otherwise determines that it is advantageous to do so, we intend to transfer our remaining assets and liabilities to a liquidating trust.  If we transfer our assets to a liquidating trust, our shareholders will receive beneficial interest in the liquidating trust equivalent to those held in the Trust, which beneficial interests will generally not be transferrable.  The liquidating trust would be managed by one or more trustees designated by the board (which may or may not include members of management and/or independent trustees) and would continue the process of selling our assets and paying or providing for payment of our liabilities including through the continued retention of FUR Advisors or, if deemed advisable, another third party advisor.  Any proceeds from the sale of our assets remaining after payment of our liabilities would be distributed to you and the other holders of shares of beneficial interest in the liquidating trust.  See “THE PROPOSAL-PLAN OF LIQUIDATION-Liquidating Trust” below.

Background of the Plan of Liquidation; Reasons for the Liquidation

The decision of the board to seek your approval for the plan of liquidation followed a lengthy and detailed process during which the board reviewed several different options for ways in which we could maximize the value of your investment in the Trust over a reasonable period of time including:

•	continuing under the current or a revised business plan;

•	acquiring through merger or otherwise the assets of another company;

•	seeking to dispose of our assets through a merger or a portfolio sale;

•	liquidating all of our assets.

In analyzing the foregoing, our board determined that to adopt the plan of liquidation and submit it to you for approval was in the shareholders’ best interest for a number of reasons including:

•	the limited current liquidity for our shareholders due to the limited trading volume in our common shares;

•	the relative continued disparity between our common share price and our estimated net asset value;

•	the inability to raise additional capital for investments on a non-dilutive basis to net asset value;

•	the current low interest rate environment for commercial real estate loans which is driving higher real estate values;

•	the diminished flow of accretive opportunistic investments that satisfy our investment strategy and minimum return parameters;

•
the limitation, absent a plan of liquidation, on the number of assets that we can sell in any calendar year due to applicable federal tax law restrictions in order not to be subject to a 100% tax on gains from sales;

•	the expectation that all liquidating distributions will be paid in cash thereby eliminating the uncertainty associated with the receipt of non-cash consideration;

•	the costs associated with maintaining a public entity;

•	the federal income tax benefits to shareholders that may be derived from the adoption of a plan of liquidation.

In addition to the foregoing, our board considered potential negative effects on our shareholders which could result from implementing the plan of liquidation, including:

•
there is no assurance that the Trust would be successful in disposing of its assets for values equal to or exceeding those estimated in our net asset value calculation or that these dispositions would occur as early as expected;

•	the anticipated expenses and potential for unforeseen expenses that will or may be incurred in connection with the sale of our assets and the continued operation of the Trust;

•	the potential for a change in market conditions which could provide substantial opportunity for opportunistic investments that satisfy our investment strategy and minimum return parameters;

•	shareholders may, depending on the tax basis in their shares, recognize taxable gain in connection with the completion of the liquidation;

•
24 months after the plan of liquidation is adopted, we may transfer assets to a liquidating trust, which may cause our shareholders to recognize taxable gain at the time of such transfer, and may have adverse tax consequences on tax-exempt and foreign shareholders;

•
if the plan is approved and implemented, shareholders will no longer participate in any future earnings or growth of the Trust’s assets or benefit from any increases in their value once such asset is sold;

See “BACKGROUND OF THE TRUST’S DECISION TO LIQUIDATE” “REASONS FOR APPROVING THE LIQUIDATION AND RECOMMENDATIONS OF THE BOARD” and “CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF LIQUIDATION” below.

Recommendations of Our Board

Our board has unanimously determined that the sale of all of our assets and our dissolution in accordance with the plan of liquidation are fair to you and unanimously recommend that you vote FOR approval of the plan of liquidation proposal.  See “BACKGROUND OF THE TRUST’S DECISION TO LIQUIDATE” and “REASONS FOR APPROVING THE LIQUIDATION AND RECOMMENDATIONS OF THE BOARD” below.

Interests in the Liquidation That Differ from Your Interests

In considering our board’s recommendations that you vote in favor of the plan of liquidation proposal, you should be aware that some of our trustees and officers and FUR Advisors have interests in the liquidation that are different from your interests as a shareholder.  See “THE PROPOSAL-PLAN OF LIQUIDATION-Economic Interests in the Proposed Liquidation Other Than Common Shareholders” below.

Risk Factors

In addition to general risks associated with holding an interest in the Trust which are set forth in Item 1A. in our Annual Report on Form 10-K for the year ended December 31, 2013, there a number of risks associated with the plan of liquidation including the risk that our assets will not be sold at prices equal to or exceeding our most recently reported net asset value, that expenses incurred in connection with the sale of our assets will be greater than expected or that there will be additional unforeseen costs incurred by us, all of which would result in the amount of proceeds derived from the liquidation of our assets that are ultimately distributed on account of the common shares to be less than $13.79, the low range of our most recently reported net asset value.  See “RISK FACTORS” below.

Tax Consequences of the Plan of Liquidation

We believe the adoption of the plan of liquidation may provide favorable federal tax benefits to our shareholders.  We urge you to carefully review “CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN OF LIQUIDATION” below with your tax advisor.

QUESTIONS AND ANSWERS

What is the purpose of the special meeting?

At the special meeting we will ask you to approve the plan of liquidation and authorize our board to carry it out.

Has the board made a recommendation with respect to the proposed liquidation?

In connection with approving the plan of liquidation on April 28, 2014, our board unanimously determined that the plan is in the overall best interests of shareholders and recommended that you vote "FOR" its approval.

Why was the plan of liquidation adopted?

As noted below, our board explored other options prior to determining to adopt the plan of liquidation.  Our board determined that to adopt the plan of liquidation and submit it to you for approval was in the shareholders’ best interest for a number of reasons including:

•	The relative stagnant price of the common shares over the past three years that was prevalent prior to the announcement of our board’s determination to adopt a plan of liquidation;

•	The continued failure of the common share price to approximate the low end of our reported net asset value;

•
The limited trading volume in the common shares that was prevalent prior to the announcement of our board’s determination to adopt a plan of liquidation and the certainty of liquidity that a liquidation offers at a value that is expected to be not less than the low end of our reported net asset value of our assets;

•
The nature of our business strategy which is to invest in opportunistic real estate investments and the lack of such investments in the current market environment which would be accretive to our shareholders particularly in light of our cost of capital;

•
The limitation, absent a plan of liquidation, on the number of assets that we can sell in any calendar year due to applicable federal tax law restrictions in order not to be subject to a 100% tax on the gain from sales;

•	Our inability to raise capital through the sale of common shares in a manner that is not dilutive to existing shareholders;

•	The inability to obtain an offer for the entire company that our board believed was commensurate with the projected proceeds that could be obtained from a liquidation of our assets;

•
The overall return to shareholders during the past five years which is both below the Trust’s peer group (i.e., REITs with a diversity and other property focus and have a current market value as of January 27, 2014 of less than $750 million) and the MSCI US REIT index;

•
The board’s estimate that based on current market conditions the amount ultimately distributable on account of each common share in connection with a liquidation would exceed $13.79, the low range of our most recently reported net asset value, after taking into account our costs, expenses and other obligations.  We cannot assure you that the Trust will be successful in disposing of its assets for values equaling or exceeding $13.79.  If values of the Trust's assets decline or if the costs and expenses related to such asset sales exceed those estimated for purposes of determining net asset value, then the liquidation may not yield distributions which equal or exceed $13.79.  No assurances can be made as to the actual amount and timing of distributions which will be made over a substantial period of time.  See “RISK FACTORS” below;

•	The expectation that all liquidating distributions will be paid in cash thereby eliminating the uncertainty associated with the receipt of non-cash consideration;

•	The costs of continuing to operate a public company;

•	The federal income tax benefits to our shareholders that may be derived from the adoption of a plan of liquidation.

The board also considered potentially negative factors in their deliberations concerning the liquidation, including the following:

•
There could be no assurance that the Trust would be successful in disposing of its assets for values equal to or exceeding the low range of our estimated net asset value or that the dispositions would occur in the time frame expected;

•	The anticipated expenses and potential for unforeseen expenses that will or may be incurred in connection with the sale of our assets and the continued operation of the Trust;

•
The inability to take advantage of future changes in market conditions which could provide for presently unforeseen opportunistic investments that satisfy our investment strategy and minimum return parameters;

•	Depending on their tax basis in their shares, shareholders may recognize taxable gain in connection with the completion of the liquidation;

•
We may determine to transfer unsold assets to a liquidating trust, which may cause our shareholders to recognize taxable gain at the time of such transfer and may have adverse tax consequences on tax-exempt and foreign shareholders;

•
If the plan is approved and implemented, shareholders will no longer participate in any future earnings or growth of the Trust’s assets or benefit from any increases in their value once the Trust’s assets are sold;

•
As opposed to a business combination with a relatively short time frame during which a third party would acquire the Trust, the liquidation process would involve a longer distribution process and will require the Trust to incur potentially larger administrative and other costs;

•
Certain conflicts of interest could exist for the Trust’s management in connection with the liquidation.  See “THE PROPOSAL – PLAN OF LIQUIDATION- Economic Interests in the Proposed Liquidation Other Than Common Shareholders” below;

•	The likelihood that the price of the common shares will decrease as we make distributions to shareholders;

•
The potential loss of key personnel who provide services to the Trust and FUR Advisors which could impact adversely on our day-to-day operations as well as the ability to consummate sales of our assets.

Were other alternatives considered?

Yes, we explored the options of continuing under the current business plan; modifying our current business plan; acquiring another real estate company or a portfolio of assets; raising additional debt financing; seeking to dispose of our assets through a merger or a portfolio sale; or issuing additional equity.  In this regard, in late 2013 we engaged Barclays Capital Inc., which we refer to as Barclays, to seek a potential strategic transaction.  In connection with Barclays engagement five companies expressed an interest in acquiring us and conducted substantial due diligence on us and our assets.  Upon completion of the due diligence, only one written offer was received which provided for consideration in the form of cash and common stock of the offeror, with a then aggregate value at the lower end of our estimated net asset value and which did not provide any downside protection in the event that the offeror’s common share price declined.   After significant deliberation by our board, the offer was not accepted.

What is the plan of liquidation?

The plan of liquidation authorizes us to undertake an orderly liquidation.  In an orderly liquidation, we would sell all of our assets, pay all of our known liabilities, provide for the payment of our unknown or contingent liabilities, distribute our remaining cash to our shareholders, wind-up our operations and dissolve. Upon dissolution, we will cease to exist.

What are the key provisions of the plan of liquidation?

The plan of liquidation provides, in pertinent part, that, among other things:

•
We will be authorized to sell all of our assets, liquidate and dissolve, and distribute the net proceeds of such liquidation in accordance with the provisions of our governing documents and the laws of all applicable jurisdictions.

•	We will be authorized to take all necessary or advisable actions to wind-up our business, pay our debts, and distribute the remaining proceeds to our shareholders.

•	We will be authorized to provide for the payment of any unascertained or contingent liabilities. We may do so by purchasing insurance, by establishing a reserve fund or in other ways.

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We intend to liquidate our assets within 24 months after the date the plan of liquidation is approved by our shareholders.  If, however, we cannot sell our assets and pay our debts within 24 months, or if our board determines that it is otherwise advisable to do so, we are authorized, and intend, to transfer and assign our remaining assets to a liquidating trust.  Upon such transfer and assignment, our shareholders will receive interests in the liquidating trust.  The liquidating trust will pay or provide for all of our liabilities and distribute any remaining net proceeds from the sale of its assets to the holders of interests in the liquidating trust.  The amounts that you would receive from the liquidating trust are included in our estimates described below of the total amount of cash that you will receive in the liquidation.

•	Once we make our final distribution, all of our outstanding common shares will be cancelled and we will cease to exist.

•
Our board or, if a liquidating trust is established, the trustees of the liquidating trust, may modify or amend the plan of liquidation without further action by our shareholders to the extent permitted under applicable law.

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The plan of liquidation provides that the board and such officers of the Trust as the board may direct are authorized to interpret the provisions of the plan of liquidation and to take such further actions as they deem necessary or desirable to wind up the affairs of the Trust expeditiously and complete the liquidation including, without limitation, entering into or modifying such agreements (including those with FUR Advisors and its affiliates) and retaining such third parties as the board deems advisable.

Are there any agreements to sell assets?

As of the date of this proxy statement, we have not entered into any binding agreements to sell any of our assets.

What is a liquidating trust?

A liquidating trust is a trust organized for the primary purpose of liquidating and distributing the assets transferred to it.  If we form a liquidating trust, we will transfer to our shareholders beneficial interests in the liquidating trust.  These interests will generally not be transferable by the holders.

What will I receive in the liquidation?

It is impossible to determine the actual amount or timing of dividends on the common shares.  However, as owners of the Trust, shareholders of record on the applicable record dates will receive all net proceeds from the sale of the Trust’s assets then being distributed after satisfying the liquidation preference on the Series D Preferred Shares, to the extent required, the Senior Notes, all of the Trust’s other applicable existing debt, as well as amounts due, if any, to FUR Advisors.  At March 31, 2014, we estimated the net asset value of our assets, after satisfying such debt and other obligations, to be $13.79 to $15.79 per common share.  Our board presently believes that based on current market conditions the amount ultimately distributable on account of each common share in connection with a liquidation will exceed  the low range of our most recently reported net asset value after taking into account our costs, expenses and other obligations.  The amount of proceeds received from the disposition of individual assets, however, is dependent upon a number of conditions, many of which are beyond our power to control, including market conditions at the time of each sale, and no assurance can be given as to the actual amount of liquidation proceeds that will be available for distribution.  See “RISK FACTORS” and “BACKGROUND OF THE TRUST'S DECISION TO LIQUIDATE-Net Asset Value Analysis” below.

Will I continue to receive regular quarterly dividends?

No.  Pursuant to the terms of the certificate of designations as to which we issued our Series D Preferred Shares, upon adoption of the plan of liquidation we are required to satisfy the liquidation preference on our Series D Preferred Shares before any dividends can be paid on our common shares.  In addition, we expect that all liquidation proceeds will be applied first to reserves sufficient to satisfy our financial covenants under various loan documents, then to satisfy our obligations including the Series D Preferred Shares and administrative costs.  In addition, it is our intention to retire (or establish a sufficient reserve to retire) our Senior Notes which have an outstanding principal balance of $76,322,000 at the date of this proxy statement (after giving effect to Senior Notes recently acquired by the Trust) and which bear interest at 7.75% per annum prior to resuming dividends on our common shares.  Accordingly, our ability to pay dividends on or common shares will be limited until the Series D Preferred Shares are redeemed and the Senior Notes are retired or provision is made for their retirement.  The ability to pay dividends on our common shares may be further limited to the extent we use our cash to repurchase common shares based on market prices.

How often will dividends be paid on common shares?

The actual amount and timing of, and record dates for, dividends on our common shares will be determined by the board and will depend upon the timing and proceeds of the sale of our assets, and the amounts deemed necessary by the board to pay or provide for the Trust’s liabilities and obligations.  It is our present expectation that once we have satisfied any priority payments and have cash available for dividend payments, dividends will be paid no less frequently than semi-annually.

Who will oversee the liquidation?

The sale of the Trust’s assets will be administered by the board and FUR Advisors in accordance with the plan of liquidation and the advisory agreement and subject to the Trust’s governing documents.

Will the Trust make any new investments?

In accordance with applicable tax law, upon implementation of the plan of liquidation, we will not be permitted to make any new investments.  We will, however, be able to satisfy any existing contractual obligations including any capital call requirements and acquisitions or dispositions pursuant to buy-sell provisions under existing venture documentation, pay for required tenant improvements and capital expenditures at our real estate properties, to repurchase our existing common shares, Series D Preferred Shares and Senior Notes if we so choose and make protective acquisitions or advances with respect to our existing assets.  In addition, we will be able to invest our cash reserves in short-term U.S. Treasuries or other short-term obligations.  Accordingly, to the extent that new investment opportunities arise not related to the foregoing, the Trust will not be permitted to make an investment in such opportunity.

What is the anticipated date of the liquidation?

We are working to complete the liquidation in an orderly manner as soon as possible.  In order to permit us to deduct liquidating distributions to shareholders for federal income tax purposes, we must dispose of all of our assets within 24 months of shareholder adoption of the plan.  Accordingly, we intend to place all our remaining assets (if any) at such time in a liquidating trust through which we would continue disposing of our assets.  The liquidating trust would be required to dispose of any remaining assets within the subsequent three year period.

What are the tax consequences of the liquidation?

If the plan of liquidation is approved, distributions to you under the plan of liquidation, including your pro rata share of the fair market value of any assets that are transferred to a liquidating trust, should not be taxable to you for federal income tax purposes until the distributions exceed the tax basis of your shares of common stock, and then should be taxable to you as capital gain (assuming you hold your shares as a capital asset).  A summary of these tax consequences begins at page 29 of this proxy statement.  You should consult your own tax advisor for a full understanding of the particular tax consequences of the liquidation to you.

Will we continue to maintain our status as a REIT?

We expect to remain qualified as a REIT until such time, if at all, as we transfer any remaining assets and liabilities to a liquidating trust.  Nevertheless, due to the changes in the nature of our assets and the sources of our income that may result during this period, we can neither assure that we will remain qualified as a REIT nor that we will not become subject to federal income tax during the liquidation process.  Any taxes imposed on us could materially reduce the cash available for distribution to our shareholders.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on the record date of June 19, 2014 are entitled to receive notice of the special meeting and to vote those common shares that they held on the record date.  Each outstanding common share is entitled to one vote on each matter to be voted on at the meeting.

What vote is required to approve the plan of liquidation?

The affirmative vote of at least a majority of the outstanding common shares is required to approve our plan of liquidation.  Abstention, the failure to vote or a broker non-vote has the same effect as a vote against the plan of liquidation.

Our management owns or controls approximately 9.4% of our outstanding common shares.  Our management has agreed to vote these shares FOR the plan of liquidation.  Accordingly, the affirmative vote of approximately an additional 40.7% of our outstanding common shares will be sufficient to approve the plan of liquidation.

If any other matter is properly submitted to the shareholders at the special meeting, it will be adopted by the affirmative vote of the holders of a majority of votes cast at the meeting.

Are there any interests in the liquidation that differ from my own?

Yes.  Under the terms of our existing advisory agreement with FUR Advisors, FUR Advisors is entitled to a termination fee equal to the lesser of (i) the base management fee paid to FUR Advisors for the twelve months prior to adoption of the plan of liquidation (approximately $9,545,000 at August 5, 2014, the date of the special meeting) or (ii) 20% of all dividends paid on account of the common shares after such time as we have paid, after the date of this proxy statement, approximately $12.81 of dividends per common share (which amount increases by a per annum rate equal to the greater of (x) 4% or (y) the 5 year U.S. Treasury Yield plus 2.5% per annum).  In addition, after we have paid, after the date of this proxy statement, dividends of approximately $15.74 per common share (which amount increases by a per annum rate equal to the greater of (x) 4% or (y) the 5 year U.S. Treasury Yield plus 2.5% per annum), FUR Advisors would be entitled to an incentive fee equal to 20% of all amounts that otherwise would be paid on the common shares.  In addition, the base fee payable to FUR Advisors will decrease at such times as the liquidation preference is paid on our Series D Preferred Shares and liquidating dividends are paid on account of our common shares.

Further, to the extent not then forfeited or subsequently modified, upon the earlier of the sale of all or substantially all of our assets or the transfer of all our assets and liabilities to a liquidating trust, the restricted shares issued to members of our management team and other personnel who provide services to FUR Advisors will no longer be subject to forfeiture.

Will FUR Advisors or its affiliates receive any additional fees in connection with the liquidation?

No, FUR Advisors and its affiliates will only be entitled to receive fees in accordance with the terms of the advisory agreement currently in effect.  The board, however, reserves the right to enter into modifications to the advisory agreement with FUR Advisors as well as the exclusivity services agreement with Michael L. Ashner, the Trust’s chairman and chief executive officer, to the extent it deems it advisable.

Can the plan of liquidation be abandoned?

Yes, prior to shareholder approval of the plan of liquidation, our board reserves the right to cease its pursuit of the plan of liquidation for any reason, including, without limitation, to pursue any other strategic alternatives that are, or may become, available to us.

What if an offer is received for the Trust?

If an offer is received for the Trust as a whole the board will analyze the offer in accordance with its obligations.  If acceptance of such offer is deemed to be in the best interest of the shareholders and it is received prior to the special meeting, the board may elect to delay or terminate the special meeting.  If acceptance of such offer is deemed to be in the best interest of the shareholders after the adoption of the plan of liquidation, depending on the structure of the transaction the board may seek the consent of shareholders to such a transaction. In this regard, subsequent to the announcement of the board’s adoption of the plan of liquidation, we entered into a confidentiality agreement with a creditworthy third-party that expressed a potential interest in acquiring the Trust as a whole.

Do I have appraisal rights?

No.  Neither our governing documents nor Ohio law (the state in which we are organized) provide appraisal rights to our shareholders in connection with the plan of liquidation.

What will happen if the plan of liquidation is not approved by shareholders?

If the plan of liquidation is not approved by shareholders at the special meeting, the board may explore other alternatives including continuing to operate as a publicly-owned entity and making investments and dispositions and conduct its operations in the ordinary course of business.  Under the terms of our governing documents our board is permitted to sell any or all of our assets at any time it deems advisable.  Accordingly, it is possible that, subject to applicable tax laws, we may sell all or substantially all of our assets.

How do I vote my Common Shares that are held of record by me?

By Mail:	Vote, sign, date your proxy card or voter instruction card and mail it in the postage-paid envelope.

In Person:	Vote at the special meeting. If you hold your shares through a broker, you must supply a legal proxy assigning you with direct voting power.

By Telephone:
If provided, call the telephone number listed on the proxy card or voter instruction card you received and follow the instructions provided.  You will be prompted for certain information that can be found on your proxy card.

Via Internet:
If provided, log on to the website listed on the proxy card or voter instruction card you received and follow the on-screen instructions.  You will be prompted for certain information that can be found on your proxy card.

What if I hold my common shares through my broker?

If you hold your common shares in “street name” through a broker or other nominee, you may instruct your broker to vote your common shares by following the instructions that the broker provides to you.  Most brokers offer voting by mail, telephone and on the Internet.  Please note that your broker or nominee may not be permitted to exercise voting discretion with respect to the matter to be acted upon at the special meeting.

Can I change my vote after I return my proxy?

You may revoke your proxy at any time before its exercise by (1) executing and submitting a later dated proxy card, (2) subsequently authorizing a proxy through the Internet or by telephone, (3) timely sending a written revocation of proxy to our Secretary at our principal executive office, 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114, or (4) attending the special meeting and voting in person.

Attendance at the special meeting will not constitute a revocation of a proxy unless you affirmatively indicate at the special meeting that you intend to vote your common shares in person by completing and delivering a written ballot.

Can I Attend the Special Meeting in Person?

If you would like to attend the special meeting in person, you will need to bring your admission ticket which is the upper half of the proxy card, an account statement or other evidence acceptable to us of ownership of your common shares as of the close of business on the record date.  If you hold common shares in “street name” (i.e., through a bank, broker or other nominee) and wish to vote at the special meeting, you will need to contact your nominee and obtain a proxy from your nominee and bring it to the special meeting.

What constitutes a Quorum?

The holders of a majority of the outstanding common shares as of the close of business on the record date, present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting.  Abstentions and broker “non-votes” are included in the determination of the number of common shares present at the special meeting for quorum purposes.

What happens if I authorize my proxy without voting on all proposals?

A proxy, in the accompanying form, which is properly executed, duly returned to us and not revoked, will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted as recommended FOR the adoption of the plan of liquidation and in accordance with the judgment of the person or persons voting the proxies on any other matter that may be properly brought before the special meeting.

Will anyone contact me regarding this vote?

We have hired Mackenzie Partners, Inc. to solicit proxies.  In addition to solicitation by mail, by telephone and by e-mail or the Internet, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and we may reimburse them for their expenses in so doing.  If you hold common shares in “street name” (i.e., through a bank, broker or other nominee), you will receive instructions from your nominee which you must follow in order to have your proxy authorized or you may contact your nominee directly to request these instructions.

Who can answer my questions?

If you have any questions regarding the liquidation or any other matters discussed in this proxy statement, please contact:

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (Collect)
or
(800) 322-2885 (Toll-Free)

RISK FACTORS

In addition to general risks and the other information contained in this proxy statement, in evaluating the proposals to be voted on at our special meeting you should carefully consider the  “Risk Factors” discussed below in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2013.  Each of the risks described could result in a decrease in the proceeds ultimately distributed to you in connection with the plan of liquidation and the timing of distributions.  Much of the business information as well as the financial and operational data contained in our risk factors are updated in our periodic reports, certain of which are also incorporated by reference into this proxy statement.  Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future.  New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance.

Risks that May Delay or Reduce Our Liquidating Distributions

Our board presently believes that based on current market conditions the amount ultimately distributable on account of each common share in connection with a liquidation would exceed $13.79, the low range of our most recently reported net asset value, after taking into account our costs, expenses and other obligations.  We currently anticipate that such distributions will be paid within 24 months after shareholder approval of the plan of liquidation.  Our expectations about the amount of liquidating distributions that we will make and when we will make them are based on many estimates and assumptions, one or more of which may prove to be incorrect.  As a result, the actual amount of liquidating distributions we pay to you may be more or less than we estimate in this proxy statement.  In addition, the liquidating distributions may be paid later than we predict and may take as long as 60 months after shareholder approval of the plan of liquidation.  In addition to the risks that we generally face in our business, factors that could cause actual payments to be later or lower than we expect include, among others, the risks set forth below:

If we are unable to find buyers for our assets at our expected sales prices, our liquidating distributions may be delayed or reduced.

As of June 19, 2014, our only asset under contract for sale was our asset located in Amherst, New York which is subject to a purchase agreement with an unaffiliated third party for a sales price of $24,500,000.  In calculating our estimated range of liquidating distributions, we assumed that we will be able to find buyers for all of our assets at amounts equal to or in excess of the low end or our estimated range of net asset values for each asset.  We, however, may have overestimated the sales prices that we will be able to obtain for these assets or underestimated the costs associated with such sales.  For example, in order to find buyers in a timely manner, we may be required to lower our asking price below the low end of our current estimate of an asset’s net asset value.  If we are not able to find buyers for these assets in a timely manner or if we have overestimated the sales prices we will receive, our liquidating payments to our shareholders would be delayed or reduced.  Furthermore, the projected liquidating distribution is based upon our estimated range of net asset value for each asset based on current market conditions and asset operations, but real estate market values are constantly changing and fluctuate with changes in interest rates, supply and demand dynamics, occupancy percentages, lease rates, the availability of suitable buyers, the perceived quality and dependability of income flows from tenancies and a number of other factors, both local and national.  The net liquidation proceeds from each asset may also be affected by the terms of prepayment or assumption costs associated with debt encumbering each asset.  In addition, minority ownership matters, transactional fees and expenses, environmental contamination at our properties or unknown liabilities, if any, may adversely impact the net liquidation proceeds from those assets.

If any of the parties to our future sale agreements default thereunder, or if these sales do not otherwise close, our liquidating distributions may be delayed or reduced.

If you approve the plan of liquidation, we will seek to sell all of our assets.  The consummation of the potential sales for which we will enter into sale agreements in the future will be subject to satisfaction of closing conditions.  If any of the transactions contemplated by these future sale agreements do not close because of a buyer default, failure of a closing condition or for any other reason, we will need to locate a new buyer for the assets which we may be unable to do promptly or at prices or on terms that are as favorable as the original sale agreement.  We will also incur additional costs involved in negotiating a new sale agreement for this asset.  These additional costs are not included in our projections.  In the event that we incur these additional costs, our liquidating payments to our shareholders would be delayed or reduced.

If we are unable to maintain the occupancy rates of currently leased space and lease currently available space, if tenants default under their leases or other obligations to us during the liquidation process or if our cash flow during the liquidation is otherwise less than we expect, our liquidating distributions may be delayed or reduced.

In calculating our estimated liquidating distributions, we assumed that we would maintain the occupancy rates of currently-leased space, that we would be able to rent certain currently available space and that we would not experience any significant tenant defaults during the liquidation process that were not subsequently cured.  Negative trends in one or more of these factors during the liquidation process may adversely affect the resale value of the properties, which would reduce our liquidating distributions.  To the extent that we receive less rental income than we expect during the liquidation process, our liquidating distributions will be reduced.  We may also decide in the event of a tenant default to restructure the lease, which could require us to substantially reduce the rent payable to us under the lease, or make other modifications that are unfavorable to us.

If our transaction costs, liquidation costs or unpaid liabilities are greater than we expect, our liquidating distributions may be delayed or reduced.

Before making the liquidating distributions on our common shares, we will need to pay or arrange for the payment of all of our transaction costs in the liquidation, all other costs and all valid claims of our creditors including satisfying the liquidation preference on our Series D Preferred Shares and, retiring (or establishing a sufficient reserve to retire) the Senior Notes.  Our board may also decide to acquire one or more insurance policies covering unknown or contingent claims against us or them, for which we would pay a premium which has not yet been determined.  Our board may also decide to establish a reserve fund to pay these contingent claims.  The amounts of transaction costs in the liquidation are not yet final, so we have used estimates of these costs in calculating the amounts of our projected liquidating distributions.  To the extent that we have underestimated these costs in calculating our projections or we incur unforeseen additional costs, our actual net asset value may be lower than our estimated range.  In addition, if the claims of our creditors are greater than we have anticipated or we decide to acquire one or more insurance policies covering unknown or contingent claims against us, our liquidating distributions may be delayed or reduced.  Further, if a reserve fund is established, payment of liquidating distributions to our shareholders may be delayed or reduced.

If we fail to remain qualified as a REIT, our shareholders would be adversely affected.

Although we expect to remain qualified as a REIT until such time, if at all, as we transfer any remaining assets and liabilities to a liquidating trust, given the changes in the nature of our assets and sources of our income that will result during this period, and the need to retain certain assets to meet our liabilities, we cannot assure you that we may continue to qualify as a REIT through the completion of our liquidation.  If we fail to remain qualified as a REIT, we would be taxed as a corporation for federal income tax purposes and could not deduct distributions to our shareholders in computing our taxable income.  As a result, we would be liable for federal income taxes at corporate tax rates on our taxable income from operations and asset sales for the taxable year in which our qualification as a REIT terminates and any subsequent years, which could materially reduce the cash available for distribution to our shareholders.

Distributing interests in a liquidating trust may cause you to recognize gain.

If we have not sold all of our assets within 24 months of the approval of the plan, the plan of liquidation requires that any remaining assets and liabilities be transferred to a liquidating trust.  In that event, you will be treated for federal income tax purposes as if you received a distribution of your pro rata share of the fair market value of any assets that are transferred to a liquidating trust, and will be subject to federal income tax to the extent that such “deemed” distribution exceeds the remaining tax basis of your shares of common stock as reduced by all prior distributions made to you during the liquidation period.  As a result, you may recognize taxable gain with respect to assets transferred to a liquidating trust prior to the subsequent sale of such assets and the distribution to you of the related net cash proceeds, if any.  Such transfer also may have adverse tax consequences for tax-exempt and foreign shareholders.

You may not receive any profits resulting from the sale of one or more of our properties, or receive such profits in a timely manner, because we may provide financing to the purchaser of such property.

If you approve the plan of liquidation, you may experience a delay before receiving your share of the net proceeds of such liquidation.  In a liquidation, we may sell our assets either subject to or upon the assumption of any then outstanding mortgage debt or, alternatively, may provide financing to purchasers.  We do not have any limitations or restrictions on taking such purchase money obligations.  To the extent we receive promissory notes or other property in lieu of cash from sales, such proceeds, other than any interest payable on those proceeds, will not be included in net sale proceeds until and to the extent the promissory notes or other property are actually paid, sold, refinanced or otherwise disposed of.  We may receive initial down payments in the year of sale in an amount less than the selling price and subsequent payments may be spread over a number of years.  In such event, you may experience a delay in the distribution of the net proceeds of a sale until such time as the installment payments are received.

Other Risks Relating to the Proposals

Our entity value may be adversely affected by adoption of the plan of liquidation.

Once our shareholders approve the plan of liquidation, we will be committed to winding-up our operations.  This may adversely affect the value that a potential acquirer might place on us or our ability to sell the Trust as a whole.  It may also preclude other possible courses of action not yet identified by our board.

We will not be able to make new investments.

In accordance with applicable tax law, upon implementation of the plan of liquidation, we will not be permitted to make any new investments other than those required to satisfy existing contractual obligations and commitments, including any capital call requirements and acquisitions or dispositions pursuant to buy-sell provisions under existing venture documentation, pay for required tenant improvements and capital expenditures at our real estate properties, repurchase our existing common shares, Series D Preferred Shares and Senior Notes if we so choose and make protective acquisitions or advances with respect that our existing assets.  Accordingly, in the event that market conditions change in a manner such that there is an increase in opportunistic investments that satisfy our investment strategy and minimum return parameters, we will not be able to use our cash to participate in such investments which could generate a greater return to shareholders.

The adoption of the plan of liquidation may cause our common shares to no longer be listed on the NYSE.

Although we believe that the adoption of the plan of liquidation will not cause our common shares to fail to meet the listing requirement of the NYSE, it is possible that as we reduce our overall assets through the distribution of sales proceeds whether to satisfy debt, expenses, our Series D Preferred Shares, Senior Notes or to make liquidation distributions to our shareholders, we may fail to satisfy the requirement to cause our common shares to remain listed on the NYSE.  If this were to occur, the ability to transfer your common shares would be substantially limited which may reduce the market price for your common shares.

Certain institutional shareholders may be required to sell their common shares or our common shares may fail to meet the requirements to be on certain indexes as a result of the plan of liquidation.

Upon the adoption of the plan of liquidation, the governing documents of certain of our institutional investors may prohibit them from holding our common shares.  Similarly, any index to which our common shares are a member such as the Russell 2000 may have restrictions that would require our common shares to no longer be part of such index.  If either or both of these were to be the case, such institutional investors and other investors who invest in stocks included on such index would be required to divest of the common shares they hold which would create downward pressure on the trading price of our common shares.  If this were to occur, shareholders who sell common shares prior to the completion of the liquidation may receive less than the estimated liquidation proceeds.

There can be no assurance that our adoption of the plan of liquidation will result in greater returns to you on your investment within a reasonable period of time than you would receive through other alternatives reasonably available to us at this time.

If our shareholders approve the plan of liquidation, you will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets once such assets are sold.  While our board believes that a liquidation at this time will be more likely to provide you with a greater return on your investment within a reasonable period of time than you would receive through other alternatives reasonably available to us at this time, such belief relies on certain assumptions and judgments concerning future events.  Therefore, it is possible that continuing with the status quo or pursuing one or more of the other alternatives could provide you with a greater return within a reasonable period of time.  In that case, we will be foregoing those opportunities if we implement the plan of liquidation.  If the plan of liquidation is not approved by you and our other shareholders, our board intends to evaluate our remaining strategic alternatives.

Our board may amend the plan of liquidation even if you approve it.

Even if you vote to approve the plan of liquidation, our board may amend the plan of liquidation without further shareholder approval, to the extent permitted by Ohio law.

Approval of the plan of liquidation may lead to shareholder litigation which could result in costs and distract our management.

Historically, extraordinary corporate actions by a company, such as our proposed plan of liquidation, sometimes lead to securities class action lawsuits being filed against that company.  We may become involved in this type of litigation as a result of our proposal of, or the adoption of, the plan of liquidation.  As of the date of this proxy statement no such lawsuits relative to the plan of liquidation were pending or, to our knowledge threatened.  If such a lawsuit is filed against us, the litigation may be expensive and, may divert management’s attention from implementing the plan of liquidation and otherwise operating our business.  If we do not prevail in such a lawsuit, we may be liable for damages which would reduce (and may significantly reduce) our cash available for distribution.

We may incur a 100% tax on any prohibited transactions.

Assuming that we remain qualified as a REIT, we will incur a 100% tax on our net income and gain derived from our sale of any property that we are treated as holding primarily for sale to customers in the ordinary course of business.  We believe, but cannot assure, that all of our properties are held for investment and that none of the asset sales that we intend to make pursuant to the plan of liquidation should be subject to this tax.

Approval of the plan of liquidation will cause our accounting basis to change, which could require us to write-down one or more of our assets.

Once the shareholders approve the proposed plan of liquidation, we must change our basis of accounting from the going-concern basis to that of the liquidation basis of accounting.  In order for our financial statements to be in accordance with generally accepted accounting principles under the liquidation basis of accounting, all of our assets must be stated at their estimated net realizable value, and all of our liabilities must be recorded at the estimated amounts at which the liabilities are expected to be settled.  Based on the most recent available information, if the plan of liquidation is adopted, we may make liquidating distributions that exceed the carrying amount of our net assets.  We, however, cannot assure you what the ultimate amounts of such liquidating distributions will be.  Therefore, there is a risk that the liquidation basis of accounting may entail write-downs of certain of our assets to values substantially less than their respective carrying amounts, and may require that certain of our liabilities be increased or certain other liabilities be recorded to reflect the anticipated effects of an orderly liquidation.

Until the plan of liquidation is approved, we will continue to use the going-concern basis of accounting.  If our shareholders do not approve the plan of liquidation, we will continue to account for our assets and liabilities under the going-concern basis of accounting.  Under the going-concern basis, long-lived assets to be sold or disposed of should be reported at the lower of carrying amount or estimated fair value less cost to sell.  For long-lived assets to be held and used, when a change in circumstances occurs, our management must assess whether we can recover the carrying amounts of our long-lived assets.  If our management determines that, based on all of the available information, we cannot recover those carrying amounts, an impairment of value of our long-lived assets has occurred and the assets should be written down to their estimated fair value.

Writing down our assets could make it more difficult to negotiate amendments to our credit agreements or result in defaults under any restructured credit agreements that we may enter.  In addition, write-downs in our assets could reduce the price that a third party would be willing to pay to acquire your shares or our assets.

We may be unable to sell certain of our assets held in ventures.

We currently hold a number of our assets in ventures with third parties.  Pursuant to the terms of certain of these agreements, the consent of our venture partner is required to the sale of the underlying asset or our interest in some of these ventures.  If we are unable to obtain our venture partner’s consent we may have difficulty in timely selling such asset or may need to acquire our venture partner’s interest through the exercise of our dispute resolution provisions which, in all such cases, may cause us to incur additional expenses and result in a delay in the sale of such assets which could reduce our liquidating distributions.

We may have underestimated the amount of prepayment fees or defeasance charges on our mortgages.

In calculating our estimated net asset value range, we have assumed that the purchasers of our properties will assume certain mortgages on the underlying property, which contain penalties in the event of the prepayment of those mortgages.  The sale of our properties pursuant to the plan of liquidation will trigger these penalties unless the purchasers assume (and/or are allowed to assume) the corresponding mortgage.  We may be unsuccessful in negotiating the assumption of any underlying mortgages in the sale of any of our properties, which could negatively affect the amount of cash available for distribution pursuant to the plan of liquidation.

CAUTIONARY STATEMENT
REGARDING FORWARD-LOOKING STATEMENTS

Any statements included in this proxy statement, including any statements in the documents that are incorporated by reference herein or therein that are not strictly historical are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements contained or incorporated by reference herein should not be relied upon as predictions of future events.  Certain forward-looking statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans, intentions or anticipated or projected events, results or conditions.  Such forward-looking statements are dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized.  Such forward-looking statements include statements with respect to:

•	the declaration or payment of dividends by us;

•	the ownership, management and operation of properties;

•	potential acquisitions or dispositions of our properties, assets or other businesses;

•	our policies regarding investments, acquisitions, dispositions, financings and other matters;

•	our qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended;

•	the real estate industry and real estate markets in general;

•	the availability of debt and equity financing;

•	interest rates;

•	general economic conditions;

•	supply of real estate investment opportunities and demand;

•	trends affecting us or our assets;

•	the effect of acquisitions or dispositions on capitalization and financial flexibility;

•
the anticipated performance of our assets and of acquired properties and businesses, including, without limitation, statements regarding anticipated revenues, cash flows, funds from operations, earnings before interest, depreciation and amortization, property net operating income, operating or profit margins and sensitivity to economic downturns or anticipated growth or improvements in any of the foregoing; and

•	our ability, and that of our assets and acquired properties and businesses, to grow.

You are cautioned that, while forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance and they involve known and unknown risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of various factors.  The information contained or incorporated by reference in this proxy statement, including, without limitation, the information set forth in Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2013, that are incorporated by reference in this proxy statement, identifies important factors that could cause such differences.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may reflect any future events or circumstances, except as required by applicable laws, rules or regulations.

THE SPECIAL MEETING

Date, Time and Place

The special meeting will be held in the 11th Floor Conference Center in the offices of Katten Muchin Rosenman, 575 Madison Avenue, New York, New York 10022 on August 5, 2014 at 1:00 p.m. local time, and any adjournment or postponement of the meeting.  This proxy statement and the accompanying Notice of Special Meeting of Shareholders and proxy card are first being mailed to shareholders on or about June 26, 2014.

Purposes

At the special meeting, you will be asked to consider and vote upon the plan of liquidation.  The board is not currently aware of any business to be acted upon at the special meeting other than as described in this proxy statement.  If other matters are properly brought before the special meeting, however, the persons appointed as proxies will have authority to vote on those matters according to their discretion.

Record Date for Voting; Number of Votes

Only shareholders of record at the close of business on June 19, 2014 are entitled to receive notice of and to vote at the special meeting.  On such date there were issued and outstanding 36,417,584 common shares.

Quorum

A majority of the votes eligible to be cast represented in person or by proxy constitutes a quorum for the meeting.  If a quorum is not present, the special meeting may be adjourned without further notice to a date not more than eleven months after the original record date at which a quorum is present, and shares represented by proxies may be voted for such adjournment.

Common shares present but abstaining and broker non-votes will be included in the number of shares present at the special meeting for purposes of establishing a quorum.  A broker non-vote occurs on a matter when a broker holding stock in street name returns an executed proxy but does not vote on the matter because the broker lacks discretionary authority from the beneficial owner to vote on that matter.  The missing votes are deemed to be "broker non-votes."

Voting Methods and Proxies

You can vote on the matters to come before the special meeting as follows:

By Mail:	Vote, sign, date your proxy card or voter instruction card and mail it in the postage-paid envelope.

In Person:	Vote at the special meeting. If you hold your shares through a broker, you must supply a legal proxy assigning you with direct voting power.

By Telephone:
If provided, call the telephone number listed on the proxy card or voter instruction card you received and follow the instructions provided.  You will be prompted for certain information that can be found on your proxy card.

Via Internet:
If provided, log on to the website listed on the proxy card or voter instruction card you received and follow the on-screen instructions.  You will be prompted for certain information that can be found on your proxy card.

Required Vote

Once a quorum is present or represented by proxy at the special meeting, approval of the plan of liquidation requires the affirmative vote of at least a majority of the outstanding common shares.  At the close of business on June 19, 2014, the record date, there were 36,417,584 common shares outstanding.

Our senior management owns or controls 3,419,946 common shares representing approximately 9.4% of the votes eligible to be cast at the special meeting and have agreed to vote all such common shares FOR the plan of liquidation.  Accordingly, the affirmative vote of approximately an additional 40.7% of the votes eligible to be cast at the special meeting, or common shares, will be sufficient to approve the plan of liquidation.

Revocation of Proxies

A shareholder may revoke a proxy given with respect to the special meeting at any time before it is voted at the special meeting by:

•	executing and submitting a later dated proxy card;

•	subsequently authorizing a proxy through the Internet or by telephone;

•	timely sending a written revocation of proxy to our Secretary at our principal executive office, 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114;

•	attending the special meeting and voting in person, but the presence (without further action) of a shareholder at the special meeting will not constitute revocation of a previously delivered proxy.

Shareholders holding shares in street name at a broker or bank custodian must follow the procedures of such broker or bank custodian if they wish to revoke a previous voting instruction.

Information Regarding Tabulation of the Vote

All proxies, ballots and votes tabulated at a meeting of our shareholders are confidential, and the votes will not be revealed to anyone, other than the inspector of elections, unless it is necessary to meet applicable legal requirements.  Nevertheless, we intend to issue a press release stating the results of the vote on the plan of liquidation and any other matter that may properly be brought at the special meeting.

Solicitation of Proxies and Expenses

We will bear the entire cost of solicitation of proxies from our shareholders.  We have retained MacKenzie Partners, Inc. to assist in soliciting proxies and will pay approximately $25,000 plus reasonable out-of-pocket expenses in connection with the solicitation.  Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names common shares beneficially owned by others to forward to those beneficial owners.  We will reimburse persons representing beneficial owners of the common shares for their expenses in forwarding solicitation materials to those beneficial owners.  Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our trustees, officers or other representatives of the Trust.  No additional compensation will be paid to our trustees, officers or other representatives for these services.

BACKGROUND OF THE TRUST’S DECISION TO LIQUIDATE

The decision of the board to seek your approval for the plan of liquidation followed a lengthy and detailed process in which the board, together with the assistance of Barclays, reviewed several different options for ways in which we could maximize the value of your investment in us over a reasonable period of time including:

•	continuing under the current or a revised business plan;

•	acquiring through merger or otherwise the assets of another company;

•	seeking to dispose of our assets through a merger or a portfolio sale;

•	liquidating all of our assets.

Background

We are a diversified REIT.  As such, in making investments we have traditionally not focused on any specific type of real estate asset (i.e., office, retail, apartment, etc.), or any particular geographic area within the United States (i.e., northeast, primary markets, central business districts, etc.), or the asset’s priority in the capital stack (i.e., mortgage debt, mezzanine debt, CUSIP securities, preferred or common equity, fee ownership, etc.).  As an opportunistic investor, we have sought to maximize long-term shareholder value through a total return value approach to real estate investing.  As a result of this emphasis on total return, we have sought to achieve consistent growth in underlying asset value as well as a stable, predictable dividend for our shareholders.  We have not selected or managed our investments for short-term dividend growth, but rather towards achieving overall superior total risk adjusted return.  Our approach has focused on opportunistic investments and has provided us with both the ability to capitalize on evolving market conditions and the flexibility to pursue diverse opportunities.

In 2007 our common share price, as with other REITs, declined significantly during the recession.  Although our common share price initially outperformed the REIT market after the recession, in 2011 our price began to lag as compared to other REITs.  In August 2012, responding to investor feedback which described our investments as complex, we began reporting an analysis of a range of our estimated net asset value for each of our assets and deducted corporate liabilities to estimate a range of net asset value per common share.  We expected this would assist the market in understanding our company and assets.  We updated the net asset value on a quarterly basis.  Unfortunately, during the period in which we have been reporting our net asset value our common share price has, for the most part, been below our low case estimated net asset value and in all cases well below our high case estimated net asset value.

As a REIT we are reliant on raising funds in the market through sales of debt and equity securities as we are required to distribute not less than 90% of our taxable income each year, thereby restricting our ability to retain earnings.  When we have sought to issue common shares in the past, most recently September 2013, the newly-issued shares have been sold at a discount not only to the then trading price for our common shares but, more significantly, to our net asset value resulting in the necessity to achieve higher returns on investments in order for the proceeds derived from such offering to be accretive to shareholders.

In addition to the foregoing, in the fourth quarter of 2013 we saw a substantial increase in market demand for real estate equity and debt asset investments thereby increasing purchase prices for assets with a corresponding decrease in expected returns for such assets.  This increase in demand is driven by a number of factors including continued low interest rates, an ever increasing supply of equity and debt capital, and a market perception of a growing economy, all of which have combined to depress investment returns relative to risk.  Consequently, it has become difficult to accretively deploy our capital relative to its cost.  As a result, the number of opportunistic investments that satisfy our investment strategy and minimum return parameters has diminished substantially.  Furthermore, we are limited to the number of assets that we can sell in any calendar year due to applicable federal tax law restrictions in order to maintain our status as a REIT.

Net Asset Value Analysis

As previously noted, beginning with the quarterly period ended June 30, 2012, we have been providing a net asset value range in our supplemental financial information available on our website (www.winthropreit.com) and furnished with a Current Report on Form 8K which is filed with the SEC and available at the SEC’s EDGAR website.  See “WHERE YOU CAN FIND MORE INFORMATION” below.  The net asset value range provided in our supplemental financial information for the period March 31, 2014 was $13.79 and $15.79 per common share.  A copy of our net asset values at March 31, 2014 is attached hereto as Exhibit B.

In presenting our net asset values, we have provided a low case and high case analysis.  In both cases, the net asset value is determined based on an estimate of asset values and liabilities as of the end of the applicable period and without making any adjustments for transaction costs that would be incurred if assets were sold including any prepayment penalty associated with the Trust’s debt.  In addition, with respect to specific assets, the net asset value for such assets is based on the assumptions provided in the notes to the net asset value tables.  The difference in the low case and high case estimates relate primarily to the capitalization rate used in determining the value of the operating property, the occupancy and leasing assumptions used in certain instances and, in the case of certain loan assets, the difference between par value or a mark-to-market value.  The net asset value does not include in its range of value any potential profit for the following investments, each of which is valued at our cost basis:  the Luxury Residential Portfolio, Urban Center and Quilceda.  In addition, the Trust’s investments in 701 Seventh Avenue and Tacoma are valued at our cost basis plus our unpaid 12% priority return through March 31, 2014 with no value added for additional return or profit potential that may result from the completion of construction and/or occupancy of the properties.

Chronology of Events

In view of the foregoing as well as the continuing costs associated with operating a public company, at the November 5, 2013 board meeting our trustees discussed at length the Trust’s options including whether to seek to acquire another company or continue under the current or a revised business plan, seek an acquirer for the Trust or liquidate.  At the meeting our trustees agreed that management should begin such discussions with investment banking firms to determine a process for sourcing strategic alternatives.  In addition, we retained legal counsel to assist us in the process.

On November 18, 2013, management reported that it discussed the Trust’s options with two investment banking firms with whom the Trust had an existing relationship and the board and management agreed to retain Barclays to represent us in connection with the pursuit of a strategic transaction.  Barclays recommended that after they spend time diligencing the Trust and its reported net asset value, at our direction, they would look for target companies to be acquired by us as well as make inquiries to likely potential acquirers of the Trust.  Upon our request, Barclays engaged in this process during November and the early portion of December 2013.  In connection with this process, Barclays and our management generated a list of potential interested parties and built-out an electronic data site containing information about us and our assets and operations and to which potential acquirers would be given access.

As a result of Barclays’ efforts, it became evident that the most likely strategic alternative for the Trust was to seek to be acquired and, at our direction, Barclays began informal discussions with selected potential acquirers regarding an acquisition of the Trust.  During November and December 2013 Barclays contacted at our direction 12 potential acquirers and received indications of interest from five of them, each of which entered into a confidentiality agreement and were given access to an electronic data site containing detailed information about the Trust and its assets including all relevant legal documentation with respect to the Trust and its assets.

From late December 2013 through February 7, 2014 each company that signed a confidentiality agreement had access to the data site.  In addition, four of the five potential acquirers visited certain of our more significant assets and had in-person and telephonic meetings with our asset management team to discuss our assets.  Michael Ashner, our Chairman and Chief Executive Officer, and Carolyn Tiffany, our President, also had in-person and telephonic meetings with each of the potential acquirers and, together with other members of management and our legal counsel, made themselves available to such potential acquirers to address their questions.

At the December 23, 2013 board meeting, Mr. Ashner advised the members of the board that one of the potential acquirers was showing strong interest in acquiring the Trust.  The board determined that any offers for the Trust would need to be weighed against the potential liquidation value as well as continuing to operate the Trust either under its current business plan or an alternative business plan.

The board met again on January 13, 2014 at which time Mr. Ashner and Ms. Tiffany updated the members of the board as to the progress of the interested parties and the nature of meetings and requests of such parties.

On January 17, 2014, a letter which outlined the process for providing a bid for the Trust was made available on the data site.  The only parameters for the bid were that it be provided by February 7, 2014, state the per common share price, the type of consideration (i.e., cash, securities), how the Series D Preferred Shares and Senior Notes would be addressed, and any other conditions to the transaction.

On January 24, 2014, the board again met at which time Mr. Ashner and Ms. Tiffany updated the members of the board on the status of the potential acquirers review of the Trust.  In addition, at the meeting the board approved a form of merger agreement that was then made available on the data site to the potential acquirers and on which they were to comment in connection with a bid.  Further, the board discussed the terms of an engagement letter with Barclays which was approved by written consent on January 29, 2014.

On February 1, 2014 the board again met and was provided with a further update as to the potential acquirers.  Mr. Ashner reported that one of the interested parties had advised Barclays that it would not be making an offer.

At the February 7, 2014 bid date, the Trust received one written offer, which we refer to as the Offer.  The Offer provided for aggregate consideration of $14.25 per common share which was to be paid in the form of cash and securities.  The securities component was fixed at a specified number of shares of the offeror’s common stock which was to be valued based on the volume weighted average price of the offeror’s common stock for the prior 30 day trading period at the time of the announcement of a transaction, which we refer to as the VWAP.  The cash component would then equal the aggregate consideration of $14.25 per common share less the value of the offeror’s common stock.  Based on the then current VWAP, the price would have been paid 62% in the offeror’s common stock and the balance ($5.42) in cash.  To the extent that the VWAP increased between the offer date and the announcement of the transaction, the cash portion would decrease and to the extent the VWAP decreased between the offer date and the announcement of the transaction, the cash portion would increase.  In addition, the Offer provided the offeror with the ability to convert to an all cash price if it chose.  Accordingly, if the offeror’s per share stock price increased so that it was in excess of the VWAP at the time the transaction was announced, then the offeror could pay all cash thereby limiting any upside to the shareholders.  Conversely, if the offeror’s per share stock price decreased below the VWAP, the ultimate consideration paid to shareholders would be less than $14.25 in total consideration.  At the time of the Offer, the VWAP was below the then current trading price of the acquirer’s common stock which would have likely resulted in a higher VWAP at the announcement of the transaction and, therefore, a smaller cash component.

On February 8, 2014 the board met to discuss the Offer.  At the meeting the amount and nature of the consideration were discussed.  The board determined that there was significant risk in the ultimate proceeds that would be achieved by the shareholders as the offeror was then trading at a price close to its 52 week high.  As such, there was an increased potential for the downside risk associated with the stock component as the transaction would likely not close for at least three months following the transaction’s announcement.  Based on the board’s discussions, Mr. Ashner was instructed to continue negotiations with the offeror in an effort to limit the downside risk by obtaining either an all cash offer or a downside protection on the stock price.

On February 10, 2014 the board met on two occasions.  At the first meeting Mr. Ashner reported that the offeror verbally indicated that it would reduce the stock portion of the consideration (thereby increasing the cash portion) but would not provide any downside protection to the shareholders in the event that the offeror’s stock price dropped below the VWAP at the time the transaction was announced.  Our board then analyzed the Offer price and the downside price risk associated with the Offer as compared to the amount shareholders might receive in a liquidation.  Our board agreed that downside price risk protection was essential and instructed Mr. Ashner to advise Barclays of this fact.  Later that day, at the second meeting, Mr. Ashner reported that Barclays verbally informed him that the offeror would not provide any downside protection on the stock component but would consider an all cash offer of $13.65 per common share, a 4% discount to the original offer price.

From February 10 to February 15, 2014 Barclays continued discussions with the offeror and on February 16, 2014 the board met with counsel and representatives of Barclays to assess the Trust’s options.  At the meeting representatives of Barclays detailed the process to date and reviewed with our board management's liquidation analysis (see chart below) which was generally derived from the base and favorable net asset values at December 31, 2013 with management’s adjustments to certain assets for potential increases in value during the liquidation period.

Discount Rate	Value per Share
	Low	High
6.0%	$15.12	$20.06
8.0%	$13.98	$18.53
10.0%	$12.98	$17.17
12.0%	$12.08	$15.96
14.0%	$11.27	$14.88
16.0%	$10.55	$13.91

The liquidation analysis assumed that asset sales would be timed to limit the amount of any prepayment premiums and the need to obtain venture partner or lender consents and would occur over a five year period.  It further assumed transaction expenses of one percent and that net proceeds would be applied first to pay the liquidation preference on the Series D Preferred Shares and redeem the Senior Notes before being distributed to shareholders.  The liquidation analysis assumed that after payment of the Series D Preferred Shares liquidation preference and redemption of the Senior Notes there would be periodic dividend payments made to shareholders from operating cash flow and sales proceeds during the projected five year period and that the last distribution of liquidation proceeds would be December 31, 2018.  Further, the liquidation analysis assumes a $9,300,000 termination fee payable to FUR Advisors in 2018 in accordance with the terms of the existing advisory agreement.  In addition, at the February 16, 2014 board meeting the sale of the Trust’s Crossroads I and II properties at a price in excess of the December 31, 2013 net asset value for these properties was approved.  In the board’s business judgment it determined that shareholders could ultimately receive a better return either through a liquidation or by continuing to operate the Trust as a going concern.

The board met on March 4, 2014 at which time they again discussed whether to continue to operate the Trust in accordance with the existing business plan or under a revised business plan.  The board also discussed the implications of adopting a plan of liquidation.  The Trust’s management reported that the Trust’s assets that were being marketed for sale (the Jacksonville, Florida and Amherst, New York properties) were receiving bids or strong indications of interest at prices in excess of the low net asset value range.  At the meeting, our trustees agreed that if investment opportunities did not increase or the common share price did not trend upwards, they would likely seek to explore a liquidation alternative.  Management also informed the board that due to limitations relating to REIT rules which limit the number of dispositions in any taxable year, the Trust’s ability to sell additional assets in 2014 was significantly limited.

At a March 31, 2014 board meeting, management reported that the number of assets that could be sold for the balance of 2014, absent adopting a plan of liquidation, was limited to one in addition to those currently under contract or being marketed for sale in light of applicable REIT rules.  The board members were advised that prices for real estate assets continue to be favorable.  Management also reported that investment opportunities of the nature that the Trust seeks (i.e., opportunistic) continues to be limited and at prices with substantial downside risk.  Further, the board was advised that the announcement of a plan of liquidation would not prevent any potential offers for the Trust to be considered by the board.

On April 7, 2014 the board again met and discussed the tax implications of a liquidation as well as other potential ownership structures for the Trust.  In addition, the board discussed the terms of Mr. Ashner’s exclusivity agreement and whether any modification was warranted or advisable in connection with a liquidation.  The board determined to discuss any modifications to the exclusivity agreement at such time when, if at all, a formal request for a modification is made by Mr. Ashner.

On April 28, 2014 our board again discussed considerations associated with adopting a plan of liquidation.  Counsel discussed with the board the process for adopting a plan of liquidation, the provisions contained in the plan of liquidation as well as those set forth in liquidating trust agreements utilized in prior liquidations.  Mr. Ashner discussed with the board potential options to assist FUR Advisors to incentivize certain of its personnel who provide services to the Trust to remain in its employ as well as granting discretion to Mr. Ashner with respect to modifications to the restricted shares previously granted or possible replacement grants.  The board unanimously determined, based in part on the all of the information obtained during the preceding five month period, to adopt the plan of liquidation and submit it to the shareholders for approval.  The board acknowledged that to the extent an offer would be received for the Trust as a whole, the board would analyze the offer in accordance with its obligations. In this regard, subsequent to the announcement of the board’s adoption of the plan of liquidation, we entered into a confidentiality agreement with a creditworthy third-party that expressed a potential interest in acquiring the Trust as a whole. To date, such third-party has not made a offer to the Trust.

REASONS FOR APPROVING THE LIQUIDATION AND RECOMMENDATION OF THE BOARD

Upon culmination of the foregoing process, adoption of a plan of liquidation was approved by a unanimous vote of the board on April 28, 2014 and the board recommends that shareholders vote FOR the plan of liquidation.  In connection with approving the plan, determining that it is fair to, and in the best interest of shareholders, and recommending that shareholders approve the plan, our board consulted with the Trust’s financial and legal advisors and considered the following factors:

•	The relative stagnant price of the common shares over the past three years that was prevalent prior to the announcement of our board’s determination to adopt a plan of liquidation;

•	The continued failure of the common share price to approximate the low end of our reported net asset value;

•
The limited trading volume in the common shares that was prevalent prior to the announcement of our board’s determination to adopt a plan of liquidation and the certainty of liquidity that a liquidation offers at a value that is expected to be not less than the low end of our reported net asset value range;

•
The nature of our business strategy which is to invest in opportunistic real estate investments and the lack of such investments in the current market environment which would be accretive to our shareholders particularly in light of our cost of capital;

•
The limitation, absent a plan of liquidation, on the number of assets that we can sell in any calendar year due to applicable federal tax law restrictions in order not to be subject to a 100% tax on the gain from sales;

•	Our inability to raise capital through the sale of common shares in a manner that is not dilutive to existing shareholders;

•	The inability to obtain an offer for the entire company that our board believed was commensurate with the projected proceeds that could be obtained from a liquidation of our assets;

•
The overall return to shareholders during the past five years which is both below the Trust’s peer group (i.e., REITs with a diversity and other property focus and have a current market value as of January 27, 2014 of less than $750 million) and the MSCI US REIT index;

•
The board’s estimate that based on current market conditions the amount ultimately distributable on account of each common share in connection with a liquidation would exceed $13.79, the low range of our most recently reported net asset value, after taking into account our costs, expenses and other obligations.  We cannot assure you that the Trust will be successful in disposing of its assets for values equaling or exceeding $13.79.  If values of the Trust's assets decline or if the costs and expenses related to such asset sales exceed those estimated for purposes of determining net asset value, then the liquidation may not yield distributions which equal or exceed $13.79.  No assurances can be made as to the actual amount and timing of distributions which will be made over a substantial period of time.  See “RISK FACTORS” above;

•	The expectation that all liquidating distributions will be paid in cash thereby eliminating the uncertainty associated with the receipt of non-cash consideration;

•	The costs of continuing to operate a public company;

•	The federal income tax benefits to our shareholders that may be derived from the adoption of a plan of liquidation.

In addition to the risk factors noted above under “RISK FACTORS”, the board also considered potentially negative factors in their deliberations concerning the liquidation, including the following:

•
There could be no assurance that the Trust would be successful in disposing of its assets for values equal to or exceeding the low range of our estimate of net asset value or that the dispositions would occur in the time frame expected;

•	The anticipated expenses and potential for unforeseen expenses that will or may be incurred in connection with the sale of our assets and the continued operation of the Trust;

•
The inability to take advantage of future changes in market conditions which could provide for presently unforeseen opportunistic investments that satisfy our investment strategy and minimum return parameters;

•	Depending on their tax basis in their shares, shareholders may recognize taxable gain in connection with the completion of the liquidation;

•
We may determine to transfer unsold assets to a liquidating trust, which may cause our shareholders to recognize taxable gain at the time of such transfer and may have adverse tax consequences on tax-exempt and foreign shareholders;

•
If the plan is approved and implemented, shareholders will no longer participate in any future earnings or growth of the Trust’s assets or benefit from any increases in their value once the Trust’s assets are sold;

•
As opposed to a business combination with a relatively short time frame during which a third party would acquire the Trust, the liquidation process would involve a longer distribution process and will require the Trust to incur potentially larger administrative and other costs;

•
Certain conflicts of interest could exist for the Trust’s management in connection with the liquidation.  See “THE PROPOSAL – PLAN OF LIQUIDATION- Economic Interests in the Proposed Liquidation Other Than Common Shareholders” below;

•	The likelihood that the price of the common shares will decrease as we make distributions to shareholders;

•
The potential loss of key personnel who provide services to the Trust and FUR Advisors which could impact adversely on our day-to-day operations as well as the ability to consummate sales of our assets.

THE PROPOSAL — PLAN OF LIQUIDATION

The Proposal

We are requesting that you approve the proposed plan of liquidation which will allow us to commence a formal liquidation of our assets in a manner which, as noted above, our board believes is in the best interest of our shareholders.  By voting in favor of the plan of liquidation, you will also approve and ratify the actions described in this proxy statement which the Trust and the board have undertaken in connection with the proposed plan.

Key Provisions of the Plan of Liquidation

The following is a brief description of the key provisions of the plan of liquidation.

•
Pursuant to applicable REIT rules, in order to be able to deduct liquidating distributions as dividends, we must complete the disposition of our assets within two years after the date the plan of liquidation is adopted by the shareholders.  We intend to satisfy this requirement by distributing our unsold assets into a liquidating trust at the end of the two-year period following the adoption by shareholders of the plan of liquidation.  The liquidating trust would be required to dispose of any such remaining assets within the subsequent three year period.  See “Liquidating Trust” below.

•
As soon as reasonably practicable after the approval of the plan of liquidation, FUR Advisors will seek to dispose of all our assets, without further approval of shareholders, on such terms and in a manner FUR Advisors deems to be in our best interest.  As to sales equal to or in excess of $10,000,000, FUR Advisors will continue to seek the consent of the board as required by the Trust’s by-laws.

•	Cash reserves of the Trust in excess of $500,000 will be invested only in short-term U.S. Treasuries or other short-term obligations.

•
We will use reasonable efforts to maintain the listing of the common shares on the NYSE and if the shares are delisted, we will use all reasonable efforts to have the shares listed on another national stock exchange or on the NASDAQ stock market.

•
We will not be permitted to make any new investments in real estate or real estate related assets.  We will, however, be able to satisfy any existing contractual obligations including any capital call requirements and acquisitions or dispositions pursuant to buy-sell provisions under existing venture documentation, pay for required tenant improvements and capital expenditures at our real estate properties and to repurchase our existing common shares, Series D Preferred Shares and Senior Notes, if we so choose.  The only contractual obligation to our existing ventures that we are presently subject to is our agreement to fund up to an additional $31,133,000 to our 701 Seventh Avenue venture.

•	Proceeds received from the liquidation of our assets will likely be applied in the following order of priority.

o	First, to satisfy our operating expenses including fees payable to FUR Advisors and the cost of any directors and officers insurance policy;
o
Second, to be retained as reserves to the extent necessary to satisfy financial covenants to which we are subject.  Currently, in order for us not to breach any of our financial covenants under any debt financing to which we are subject we are required to maintain a net worth of not less than $120,000,000 and have liquid assets of not less than $8,500,000;

o	Third, to be retained as reserves to satisfy any contractual obligations to which we are subject;
o	Fourth, to be retained as reserves for estimated tenant improvement, leasing commissions, capital expenditures and other potential cash needs;
o	Fifth, to satisfy the liquidation preference our Series D Preferred Shares;
o	Sixth, to satisfy, or establish sufficient reserves to satisfy, our Senior Notes;
o	Seventh, for dividend payments to our shareholders and/or repurchase of common shares.

•
Until the earlier of the date of final liquidation and six years after we file a certificate of dissolution, we will not amend in any manner any provision relating to the liabilities or indemnification of our trustees, offices, fiduciaries and agents that adversely affects the rights of such persons presently.  In addition, we may maintain insurance to cover the same or provide other arrangements with respect thereto.

•
The plan of liquidation provides that the board, and such officers of the Trust as the board may direct, are authorized to interpret the provisions of the plan of liquidation and to take such further actions as they deem necessary or desirable to wind up the affairs of the Trust expeditiously and complete the liquidation including, without limitation, entering into or modifying such agreements (including those with FUR Advisors and its affiliates) and retaining such third parties as the board deems advisable.

•	Appoint such persons as trustees of the liquidating trust as the board so determines which may or may not include members of management and/or independent trustees.

Liquidating Trust

If we have not disposed of all our assets within 24 months of the adoption by shareholders of the plan of liquidation, we intend to establish a liquidating trust to which we will distribute in kind our unsold assets.  This is necessary in order for us (assuming we remain qualified as a REIT) to be eligible to deduct amounts distributed pursuant to the plan of liquidation as dividends and thereby not be subject to federal income tax on such amounts.

If we establish the liquidating trust, we will distribute to our then shareholders beneficial interests in the liquidating trust in proportion to the number of common shares owned by such shareholders.  This distribution generally would be a taxable event to such shareholders, and may subject such shareholders, if tax-exempt or non-U.S. shareholders, to United States federal income tax with respect to the activities of the liquidating trust.  The sole purpose of the liquidating trust will be to liquidate any remaining assets and, after paying any remaining liabilities, distribute the proceeds of the sale of assets formerly owned by us to the holders of the interests in the liquidating trust.  The liquidating trust, if established, would be managed by one or more trustees designated by our board at such time (which may or may not include members of management and/or independent trustees) and would continue the process of selling our assets including through the continued retention of FUR Advisors or, if deemed advisable, another third party advisor.  The liquidating trust will be obligated to pay any of our expenses and liabilities that remain unsatisfied.

Interests in the liquidating trust will not be freely transferable except by will, intestate succession or operation of law.  Therefore, the recipients of the interests in the liquidating trust will not realize any value from these interests unless and until the trustees of the liquidating trust distributes cash or other assets to them, which will be solely in the discretion of the liquidating trusts’s trustees.  Unlike the Trust which is required to comply with all of the filing requirements of the Securities and Exchange Commission for publicly traded entities, based on current guidance provide by the Securities and Exchange Commission we anticipate that the liquidating trust will be required to file only annual and current reports with the Securities and Exchange Commission.

Any plan to transfer assets to a liquidating trust is only a contingency plan.  Therefore, except as noted above our board has not determined the detailed terms or structure for a liquidating trust.  The characteristics of any liquidating trust will be determined by our board at a future date depending on factors such as the number and value of assets to be held by the liquidating trust and the number of holders of interests in the liquidating trust.  Notwithstanding the foregoing, the terms of the liquidating trust will require that all assets must be disposed of within three years from the date such assets are deposited in the liquidating trust.

Estimate of Amount and Timing of Distributions to be Paid to the Shareholders

After the sale or other liquidation of our assets, and after providing for the payment of our obligations and liabilities and satisfying all preference payments to holders of our Series D Preferred Shares and, to the extent required, the Senior Notes, we will distribute to shareholders the remaining cash proceeds we receive from the sale or other liquidation of our assets in cancellation of all of our outstanding common shares.  Subject to the terms of any of our indebtedness, all net property sale proceeds, if any, will be distributed no less frequently than semi-annually and paid to shareholders of record at the close of business on the record dates to be determined by the board, pro rata based on the number of shares owned by each.

Our board presently believes that based on current market conditions the amount ultimately distributable on account of each common share in connection with a liquidation would exceed $13.79, the low range of our most recently reported net asset value, after taking into account our costs, expenses and other obligations. It is impossible to determine with certainty the total liquidation proceeds that may ultimately be available for distribution to shareholders.  See "RISK FACTORS” above which detail the risks associated with the realization of the estimated amount of liquidation proceeds distributable to shareholders including the following:

•
the board’s estimate of liquidation proceeds includes estimates of the costs and expenses of the liquidation.  If actual costs and expenses exceed such estimated amount, actual proceeds could be less than estimated;

•
if liabilities, unknown or contingent at the time of the mailing of this proxy statement, later arise which must be satisfied or reserved for as part of the plan of liquidation, the aggregate proceeds could be less than estimated;

•	delays in consummating the plan of liquidation could result in additional expenses and result in actual proceeds that are less than estimated; and

•	the estimates were not audited or reviewed by independent auditors.

The actual amount and timing of, and record dates for, shareholder distributions will be determined by the board and will depend upon the timing and proceeds of the sale of the Trust’s assets, and the amounts deemed necessary by the board to pay or provide for the Trust’s liabilities and obligations.

Cancellation of Shares

Upon the final distribution on our common shares (including a transfer of our assets to a liquidating trust), you will be required to surrender your share certificates, if any.  If we have established a liquidating trust, your interest in the liquidating trust will be in proportion to the number of common shares owned by you at the time of such final distribution.

Economic Interests in the Proposed Liquidation Other Than Common Shareholders

Pursuant to the existing advisory agreement, FUR Advisors is entitled to its base management fee.  In addition, the existing advisory agreement provides that FUR Advisors will become entitled to receive a termination fee equal to the lesser of (i) the base management fee paid to FUR Advisors for the twelve months prior to adoption of the plan of liquidation (approximately $9,545,000 at August 5, 2014, the date of the special meeting) or (ii) 20% of all dividends paid on account of the common shares after such time as we have paid, after the date of this proxy statement, approximately $12.81 of dividends per common share (which amount increases by a per annum rate equal to the greater of (x) 4% or (y) the 5 year U.S. Treasury Yield plus 2.5% per annum, such amount, the “growth factor”).  Furthermore, after we have paid, after the date of this proxy statement, dividends of approximately $15.74 per common share (which amount increases by the growth factor), FUR Advisors will be entitled to an incentive fee equal to 20% of all amounts that otherwise would be paid on the common shares.  It is presently impossible to determine whether either of such fees will be paid, the amount or timing of such payments as the amount and timing of such fees are dependent on the amount and timing of dividends and other distributions paid on the common shares.

Pursuant to the terms of the existing advisory agreement, all liquidating dividend payments paid in excess of the growth factor are deemed a return of capital.  As a result, as the liquidation preference is paid on our Series D Preferred Shares and liquidating dividends on our common shares are paid, the base advisory fee will be reduced in accordance with the terms of the existing advisory agreement.  Finally, to the extent not then forfeited or subsequently modified, upon the earlier of the sale of all or substantially all of our assets or the transfer of all our assets and liabilities to a liquidating trust, the restricted shares issued to members of our management team and other personnel who provide services to FUR Advisors will no longer be subject to forfeiture.

NYSE Listing

If the plan of liquidation proposal is adopted by our shareholders, we expect that our common shares will continue to be listed on the NYSE under the symbol “FUR”.  We anticipate, however, that the market price of our common shares will decline as we make liquidating distributions to shareholders.  In this regard, there is a possibility that we will not be able to maintain continued compliance with the NYSE’s listing requirements or that the NYSE will take action to delist our securities.

Within 24 months of the adoption by shareholders of the plan of liquidation, we intend to distribute our remaining assets to a liquidating trust.  If our common shares are delisted from the NYSE prior to such time, we may elect to transfer our remaining assets to a liquidating trust following any such delisting.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES
OF THE PLAN OF LIQUIDATION

The following is a general discussion of certain material U.S. federal income tax consequences of the liquidation to a holder of common shares who holds the shares as a capital asset (within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”).  We did not obtain an opinion of legal counsel with respect to the plan of liquidation, and the discussion below is not binding on the Internal Revenue Service (IRS) or the courts.  The discussion assumes that we have qualified as a REIT for federal income tax purposes at all times commencing with our taxable year ended December 31, 2004 and will remain qualified as a REIT until such time, if at all, as we transfer any remaining assets and liabilities to a liquidating trust.  The discussion does not address all federal income tax consequences that may be relevant to you (including the potential application of the Medicare contribution tax) in light of your particular circumstances, and also does not address any state, local or foreign tax consequences of the liquidation.  Your tax treatment may vary depending upon your particular situation.  The discussion below does not address the U.S federal income tax consequences of the liquidation to all categories of shareholders, including shareholders subject to special treatment under federal income tax laws, such as financial institutions, dealers in securities, tax-exempt entities (except as discussed under “--- Liquidating Distributions to U.S. Tax-Exempt Shareholders” below), non-U.S. shareholders (except as discussed under “--- Liquidating Distributions to Non-U.S. Shareholders” below), regulated investment companies, and shareholders that are classified as partnerships for U.S. federal income tax purposes.

The discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder and judicial and administrative authorities.  All these authorities are subject to change, and any change may be effective retroactively.  The discussion below is not tax advice.  YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE LIQUIDATION.

Federal Income Tax Consequences to the Trust

So long as we remain qualified as a REIT, we expect to be able to deduct our liquidating distributions to our shareholders, including the fair market value of any assets that we transfer to a liquidating trust, as dividends (to the extent of our earnings and profits, calculated without reduction for capital losses) in computing our taxable income for the taxable years in which we make liquidating distributions.  Accordingly, we do not expect to be subject to federal corporate income tax for the taxable years in which we liquidate.  Should we lose our REIT status, we will be subject to federal corporate income tax on our taxable income and gain from operations and liquidating sales for the taxable year in which our qualification as a REIT terminates and any subsequent years, without deduction for distributions made to our shareholders.

So long as we remain qualified as a REIT, any net gain that we realize from "prohibited transactions" will be subject to a 100% tax.  "Prohibited transactions" are sales of property held primarily for sale to customers in the ordinary course of a trade or business.  Whether a real estate asset is property held primarily for sale to customers in the ordinary course of a trade or business is a highly factual determination.  We believe that our properties are held for investment and the production of rental income, and that none of our sales of properties pursuant to the plan of liquidation should constitute a prohibited transaction.  However, we cannot assure that the IRS will not successfully challenge our position for purposes of applying the 100% tax.

Liquidating Distributions to U.S. Shareholders

For purposes of the discussion below, a “U.S. shareholder” is a holder of our common shares who, for United States federal income tax purposes, is a citizen or resident of the United States, a domestic corporation (or other entity treated as a corporation for federal income tax purposes), an estate the income of which is subject to U.S. federal income tax regardless of its source, or a trust if a United States court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all the substantial decisions of the trust, or the trust has a valid election in effect to be treated as a U.S. person.

Liquidating distributions made by us will not be dividend income to you, notwithstanding our treatment of such distributions as dividends for purposes of computing our taxable income.  Distributions in liquidation, including your pro rata share of the fair market value of any assets that we transfer to a liquidating trust, will first reduce the tax basis of your common shares and be non-taxable to you to that extent. Any further liquidating distributions will be taxable to you as capital gain.  If the sum of all liquidating distributions made to you is less than your tax basis in your common shares, the difference will constitute a capital loss to you at the time you receive your final liquidating distribution, which will include our distribution of any remaining assets to a liquidating trust. (See “--- Liquidating Trust” below.)  Your gain or loss and holding period will be calculated separately for each block of common shares you hold; with a block consisting of shares acquired at the same cost in a single transaction.  Capital gain or loss will be long-term or short-term, depending on whether your common shares have been held for more than one year.  However, if you recognize a capital loss on the liquidation and have held your common shares for six months or less, your loss will be treated as a long-term capital loss to the extent you previously received capital gain dividends from us with respect to your common shares.

Long-term capital gains of non-corporate U.S. shareholders may qualify for reduced federal income tax rates, while capital gains of corporate U.S. shareholders generally are taxable at regular corporate federal income tax rates.  U.S. shareholders who are individuals, estates or trusts may be subject to a 3.8% Medicare tax on their gain from the liquidation, and should consult their tax advisors concerning the applicability of this tax.  The deductibility of capital losses is subject to certain limitations.

Backup withholding (currently at a rate of 28%) may apply to payments made to you in connection with the liquidation unless you (i) are a corporation or come within certain other exempt categories and, if required, demonstrate this fact, or (ii) provide your taxpayer identification number and certify as to not being subject to backup withholding, which you generally may do by providing us with a properly completed and signed IRS Form W-9.  Any amount withheld will be creditable against your income tax liability.  Individual U.S. shareholders who do not provide us with their correct taxpayer identification number may be subject to penalties imposed by the IRS.  We may also be required to withhold on liquidating distributions made to any U.S. shareholders who fail to certify their non-foreign status.

Liquidating Distributions to Tax-Exempt U.S. Shareholders

Liquidating distributions made by us generally will not be unrelated business taxable income (“UBTI”) to a tax-exempt U.S. shareholder that does not hold its common shares as “debt-financed property” within the meaning of the Code.  (However, tax-exempt U.S. shareholders may recognize UBTI with respect to assets (if any) transferred to a liquidating trust; see “—Liquidating Trust” below.)  Tax-exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Code sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, are subject to different UBTI rules which may require them to treat liquidating distributions as UBTI and as to which they should consult their tax advisors.

Liquidating Distributions to Non-U.S. Shareholders

For purposes of the discussion below, a “non-U.S. Shareholder” is any shareholder who is neither a U.S. shareholder nor a partnership or other entity treated as a partnership for U.S. federal income tax purposes.  The discussion below assumes that a non-U.S. shareholder’s investment in our common shares is not effectively connected with a trade or business conducted in the United States by the non-U.S. shareholder, or, if an applicable tax treaty so provides, that its investment in our shares is not attributable to a United States permanent establishment maintained by the non-U.S. shareholder.  Also, special rules apply to a non-U.S. shareholder who is an individual who has been present in the United States for 183 days or more during the taxable year in which a liquidating distribution is made to him, and such a non-U.S. shareholder should consult his tax advisor concerning these rules.  We recommend that non-U.S. shareholders consult their own tax advisors to determine the U.S. federal, state, local and foreign income and other tax consequences to them of the liquidation.

The IRS takes the position that, under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), liquidating distributions by a REIT that are attributable to gain from the REIT’s sale or exchange of United States real property interests (“FIRPTA distributions”) generally are taxable to non-U.S. shareholders as if such gain were effectively connected with a U.S. trade or business.  However, FIRPTA distributions made by us to a non-U.S. shareholder with respect to shares that are regularly traded on an established securities market located in the United States, such as our common shares, generally will not be subject to FIRPTA if the non-U.S. shareholder has not owned more than 5% of our common shares at any time during the one-year period ending on the date of the distribution.  Provided our common shares continue to be regularly traded on an established U.S. securities market, non-U.S. shareholders qualifying for this exception generally will not be subject to U.S. federal income tax on liquidating distributions made to them.  (However, non-U.S. shareholders may be subject to U.S. taxation with respect to assets (if any) transferred to a liquidating trust; see “—Liquidating Trust” below.)  Non-U.S. shareholders not qualifying for this exception will be taxed on FIRPTA distributions at the same capital gain rates applicable to U.S. shareholders (subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), and we will be required to withhold U.S. tax equal to 35% from such distributions.  The 35% tax withheld may be claimed by a non-U.S. shareholder as a credit against its reported U.S. federal income tax liability.  In addition to regular U.S. income tax, corporate non-U.S. shareholders that do not qualify for the FIRPTA exception may be subject to a 30% branch profits tax on FIRPTA distributions made by us unless the shareholder is entitled to treaty relief or other exemption.

Generally, we will be required to report annually to the IRS the amount of FIRPTA distributions paid to a non-U.S. shareholder, such shareholder’s name and address, and the amount of U.S. tax withheld, if any.  Liquidating distributions paid to a non-U.S. shareholder may be subject to backup withholding tax (currently at a 28% rate) unless such shareholder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or other applicable version of IRS Form W-8.

The Foreign Account Tax Compliance Act (“FATCA”) provisions of the Code and subsequent IRS guidance provide that a 30% withholding tax will be imposed on distributions made after June 30, 2014 to a non-U.S. entity if such entity fails to satisfy certain disclosure and reporting rules.  In general, these rules require that (i) in the case of a foreign financial entity, the entity identify and provide information in respect of financial accounts held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information in respect of substantial U.S. owners of such entity.  In the event of noncompliance with the FATCA requirements, withholding at a rate of 30% on our liquidating distributions (other than FIRPTA distributions made to a non-U.S. shareholder that does not qualify for the FIRPTA exemption discussed above) made to the non-complying non-U.S. shareholder which is a foreign financial entity will be required, and such shareholder will be required to seek a refund from the IRS to obtain a refund of any amounts withheld.  Non-U.S. shareholders should consult their tax advisors concerning these rules.

Liquidating Trust

If we have not disposed of all our assets within 24 months after the adoption of the plan of liquidation, we intend to establish a liquidating trust to which we will transfer our unsold assets at the end of such 24 month period.   A trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with that purpose. Although neither the Code nor the Treasury regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the IRS's ruling guidelines call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.  If we establish a liquidating trust, we intend to comply with such IRS guidelines.

An entity classified as a liquidating trust generally is not subject to tax on any income or gain recognized by it.  Instead, if you are a shareholder when a liquidating trust is established, you will be treated as the owner of your pro rata portion of each asset, including cash, received and held by the liquidating trust.  Accordingly, you will be treated as having received a liquidating distribution equal to the amount of your share of the sum of any cash and the fair market value of any asset transferred to the liquidating trust, and will recognize gain at that time to the extent such amount is greater than your remaining tax basis in your common shares (as reduced by all prior liquidating distributions) notwithstanding that you may not currently receive a distribution of cash or any other assets with which to satisfy the resulting tax liability.  You will recognize taxable gain or loss when all or part of your pro rata portion of an asset held by the liquidating trust is disposed of for an amount greater or less than the fair market value of such asset at the time it was transferred to the liquidating trust.  In addition, you will be required to take into account in computing your taxable income, your pro rata share of each item of income, gain and loss of the liquidating trust, the character of which items will pass through to you.

The liquidating trustee will file tax returns for the liquidating trust, and will send to each holder of an interest in the liquidating trust a separate statement setting forth the holder's share of items of income, gain, loss, deduction and credit.  Each holder must report such items on its federal income tax return regardless of whether the liquidating trust makes current cash distributions.  An individual U.S. shareholder who itemizes deductions may be unable to deduct his pro rata share of fees and expenses of the liquidating trust for regular federal income tax purposes except to the extent that such amount, together with the U.S. shareholder's other miscellaneous itemized deductions, exceeds 2% of his adjusted gross income, and may be unable to deduct such expenses at all for alternative minimum tax purposes.

Because shareholders would be treated as owning their respective shares of the liquidating trust's assets, they would be treated as directly engaging in the operations of the liquidating trust.  As such, holders of interests in the liquidating trust that are tax-exempt entities may realize UBTI with respect to the trust’s operations, and non-U.S. holders may be considered to derive income that is effectively connected with a U.S. trade or business.  In that event, non-U.S. holders would be subject to U.S. federal income tax and, for non-U.S. corporate holders, branch profits tax.  Accordingly, the liquidating trust will withhold 35% of any distributions made to non-U.S. holders.  That amount will be creditable against the non-U.S. holder’s U.S. federal income tax liability.  Tax-exempt and non-U.S. shareholders should consult their own tax advisors regarding the U.S. federal income tax consequences that would apply to them if we were to transfer assets to a liquidating trust.

If the liquidating trust fails to qualify as such, the resulting tax consequences to the trust and the holders of trust interests will depend upon, among other things, the reasons for the trust’s failure to so qualify.  If the board avails itself of the use of a liquidating trust, it is anticipated that every effort will be made to ensure that the liquidating trust will be classified as such for federal income tax purposes.

State and Local Income Tax

You may be subject to state or local taxes with respect to liquidating distributions received from us.  The state or local tax treatment of liquidating distributions received from us may differ from the federal income tax treatment described above.  If we transfer assets to a liquidating trust, you may be required to file income tax returns in states or localities in which the liquidating trust owns properties.  You should consult your tax advisors regarding such taxes.

Transfer Taxes

Transfer taxes may be imposed in certain state and local jurisdictions in connection with sales of properties or in-kind distributions made to a liquidating trust.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information as of June 19, 2014 (except as otherwise indicated) regarding the ownership of our common shares by (i) each person who is known to us to be the beneficial owner of more than 5% of the outstanding common shares, (ii) each member of the board, (iii) each executive officer named herein, and (iv) all current executive officers and each member of the board as a group.  Except as otherwise indicated, each such shareholder has sole voting and investment power with respect to the common shares beneficially owned by such shareholder.  As of June 19, 2014, there were 36,417,584 common shares outstanding.

Name and Address of Beneficial Owner	Position with the Trust	Amount and Nature of Beneficial Ownership		Percent of Class

FUR Investors, LLC (1) FUR Holdings LLC WEM-FUR Investors LLC	--	2,671,369		7.3%

John Alba (1)	Chief Investment Officer	78,950	(4)	*

Michael L. Ashner(1)	Chairman and CEO	3,154,586	(2)	8.7%

Arthur Blasberg, Jr. (3)	Trustee	28,000		*

John Garilli(3)	Chief Financial Officer	75,000	(4)	*

Howard Goldberg (3)	Trustee	75,079		*

Thomas F. McWilliams(3)	Trustee	10,287		*

Lee Seidler(3)	Trustee	17,071		*

Carolyn Tiffany(3)	President and Trustee	111,410	(4)	*

Steven Zalkind(3)	Trustee	22,153		*

All Trustees and executive officers as a group		3,572,536		9.8%

Blackrock, Inc.(5)	--	2,744,688	(5)	7.5%

The Vanguard Group Inc.(6)	--	3,233,179	(6)	8.9%

Vanguard Specialized Funds-Vanguard REIT Index Fund (6)		2,211,513	(6)	6.1%

*Less than 1%

(1)	The address for each of FUR Investors LLC, FUR Holdings LLC, WEM-FUR Investors LLC, Mr. Alba and Mr. Ashner is Two Jericho Plaza, Wing A, Suite 111, Jericho, NY 11753.
(2)
Comprised of 2,671,369 Common Shares owned by FUR Investors LLC, 437,882 Common Shares held directly by Mr. Ashner and his spouse (198,000 of which are restricted shares and subject to forfeiture) and 45,335 Common Shares held by The Ashner Family Evergreen Foundation, a New York not for profit corporation (the “Foundation”).  Mr. Ashner is the managing member of WEM-FUR Investors LLC, the managing member of FUR Holdings, LLC, the sole member of FUR Investors LLC.  As such, Mr. Ashner may be deemed to beneficially own all Common Shares owned by FUR Investors.  Mr. Ashner is a director of the Foundation and, as such, may be deemed to beneficially own all Common Shares owned by the Foundation.

(3)	The address for each of Messrs. Blasberg, Garilli, Goldberg, McWilliams, Seidler and Zalkind and Ms. Tiffany is c/o Winthrop Realty Trust, 7 Bulfinch Place, Suite 500, Boston, MA 02114.
(4)
Messrs. Alba and Garilli and Ms. Tiffany are members of WEM-FUR Investors LLC, the managing member of FUR Holdings, LLC, the sole member of FUR Investors LLC.  Accordingly, Messrs. Alba and Garilli and Ms. Tiffany have an indirect pecuniary interest in approximately 25,695, 22,865 and 55,000, respectively, of the Common Shares owned by FUR Investors LLC.  However, Messrs. Alba and Garilli and Ms. Tiffany do not exercise investment control over the Common Shares held by FUR Investors LLC.  Accordingly, Messrs. Alba and Garilli and Ms. Tiffany are not deemed to beneficially own any of such Common Shares under Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended. Includes 102,000, 75,000 and 75,000 restricted shares held by Ms. Tiffany, Mr. Garilli and Mr. Alba, respectively, which shares are subject to forfeiture.

(5)	The address for Blackrock, Inc. (“Blackrock”) is 40 East 52nd Street, New York, New York 10022. Information is derived from the 13-G/A filing by Blackrock with the SEC on January 30, 2014.
(6)
The address for The Vanguard Group Inc. (“Vanguard”) and Vanguard Specialized Funds-Vanguard REIT Index Fund (“Vanguard Fund”) is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.  Information is derived from the 13-G/A filing by Vanguard with the SEC on February 12, 2014 and a 13-G/A filing by Vanguard Fund with the SEC on February 4, 2014.

SELECTED HISTORICAL FINANCIAL DATA

The following selected historical financial data for the last five fiscal years has been derived from our audited consolidated financial statements incorporated by reference into this proxy statement.  The selected historical financial data for the three month periods ended March 31, 2014 and March 31, 2013 has been derived from our unaudited consolidated financial statements incorporated by reference into this proxy statement.  This information is only a summary, and you should read it together with the historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference herein.  See “WHERE YOU CAN FIND MORE INFORMATION” on page 37.

Operating Results:	Three Months Ended March 31,		Years Ended December 31,
(in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009

Revenue	$25,004	$17,374	$72,692	$57,679	$54,771	$46,058	$37,543

Income (loss) from continuing operations	(4,907)	9,733	16,426	23,909	12,744	20,668	(86,128)
Income (loss) from discontinued operations	4,105	3,218	8,062	475	(997)	(3,303)	2,798
Net (income) loss attributable to non-controlling interests	1,443	795	4,290	247	(814)	(888)	(1,017)
Net income (loss) attributable to Winthrop Realty Trust	641	13,746	28,778	24,631	10,933	16,477	(84,347)
Preferred dividends	(2,787)	(2,787)	(11,146)	(9,285)	(924)	(288)	(147)
Amount allocated to Restricted Common Shares	(96)	(2)	(307)	-	-	-	-
Net income (loss) applicable to Common Shares	$(2,242)	$10,957	$17,325	$15,346	$10,009	$16,189	$(84,494)

Per Common Share
Income (loss) from continuing operations, basic	(0.18)	0.23	0.27	0.46	0.34	0.86	(5.37)
Income (loss) from discontinued operations, basic	0.12	0.10	0.24	-	(0.02)	(0.14)	0.18
Net income (loss) applicable to Common Shares, basic	$(0.06)	$0.33	$0.51	$0.46	$0.32	$0.72	$(5.19)

Income (loss) from continuing operations, diluted	$(0.18)	$0.23	$0.27	$0.46	$0.34	$0.86	$(5.37)
Income (loss) from discontinued operations, diluted	0.12	0.10	0.24	-	(0.02)	(0.14)	0.18
Net income (loss) applicable to Common Shares, diluted	$(0.06)	$0.33	$0.51	$0.46	$0.32	$0.72	$(5.19)

Cash dividends declared per Common Share	$0.1625	$0.1625	$0.65	$0.65	$0.65	$0.65	$0.9125

Balance Sheet Data: (in thousands)

Total Assets	$1,126,115	$919,077	$1,132,324	$923,163	$733,933	$610,128	$493,192
Total Debt	$564,367	$409,537	$562,075	$421,422	$300,090	$277,193	$238,067
Non-Controlling redeemable preferred interest	$-	$-	$-	$-	$-	$3,221	$12,169
Series D Cumulative Redeemable Preferred Shares	$120,500	$120,500	$120,500	$120,500	$40,000	$-	$-
Total Shareholders’ Equity	$473,172	$460,311	$480,874	$454,510	$387,802	$295,771	$217,089

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, which require us to file reports and other information with the SEC.  You can inspect and copy reports, proxy statements and other information filed by us at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C.  20549.

You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  You can obtain copies of this material by mail from the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates.  You can also obtain such reports, proxy statements and other information from the web site that the SEC maintains at http://www.sec.gov.

Reports, proxy statements and other information concerning us may also be obtained electronically at our website, http://www.winthropreit.com, and through a variety of databases, including, among others, the SEC’s Electronic Data Gathering and Retrieval (EDGAR) program, Knight-Ridder Information Inc., Federal Filing/Dow Jones and Lexis/Nexis.  None of the information on those websites that is not otherwise expressly set forth in or incorporated by reference in this proxy statement is a part of this proxy statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this proxy statement the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this proxy statement, and information that we file later with the SEC prior to the date of the special meeting will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we will make prior to the date of the special meeting with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which is commonly referred to as the Exchange Act:

•	Annual Report on Form 10-K for the year ended December 31, 2013;
•	Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2013
•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2014;
•
Current Reports on Form 8-K or 8-K/A filed on June 3, 2014, May 21, 2014, May 2, 2014 (solely with respect to Item 8.01), March 7, 2014 (solely with respect to Item 8.01), January 17, 2014, and January 13, 2014; and

•	Definitive Proxy Statement on Schedule 14A dated April 8, 2014.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Carolyn Tiffany
Winthrop Realty Trust
7 Bulfinch Place, Suite 500
Boston, MA 02114
(617) 570-4614

You should rely only on the information or representations provided in or incorporated by reference into this proxy statement.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this proxy statement or any amendment hereto is accurate as of any date other than the date on the front of those documents.

If you would like to request documents from us, please do so by July 25, 2014 in order to ensure timely receipt before the special meeting.

You should rely only on the information contained in this document to vote your common shares at the special meeting.  We have not authorized anyone to provide you with information that is different from what is contained in this document.  This document is dated June 26, 2014.  You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to shareholders does not create any implication to the contrary.  This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in that jurisdiction.

SHAREHOLDER PROPOSALS

When we complete the liquidation, we will no longer have public shareholders or any shareholder meetings.  If we have not completed the liquidation, or if the plan of liquidation is not approved by the shareholders, we intend to hold the next annual shareholder meeting in May 2015.  In that case, you would continue to be entitled to attend and participate in the shareholder meetings if you continue to own common shares.  Any shareholder proposals intended to be presented at the 2015 Annual Meeting of Shareholders must be received by us for inclusion in our Proxy Statement and form of proxy relating to that meeting on or before January 22, 2015.  In addition, under our By-laws, shareholders must comply with specified procedures to nominate persons for election as a member of the board or introduce an item of business at an annual meeting.  Trustee nominations or an item of business to be introduced at an annual meeting must be submitted in writing and received by us not less than 120 days in advance of an annual meeting.  To be in proper written form, a shareholder’s notice must contain the specific information required by our By-laws.  A copy of our By-laws, which specifies the advance notice procedures, can be obtained from us by request to the Trust’s Secretary and are also available on the Trust’s web-site in the Governance section under By-Laws.  Any shareholder who wishes to submit a shareholder proposal, should send it to, Winthrop Realty Trust, 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114, Attention:  Trust’s Secretary.

OTHER MATTERS

We are not aware of any business or matter other than those indicated above which may properly be presented at the special meeting.  If, however, any other matter comes before the special meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

WHO CAN HELP ANSWER YOUR QUESTIONS

If you would like additional copies of this document, or if you have questions about the liquidation or need assistance voting your shares, you should contact:

105 Madison Avenue
New York, NY 10016
(212) 929-5500 (Collect)
or
(800) 322-2885 (Toll-Free)

You may also contact us at:

7 Bulfinch Place, Suite 500
Boston, MA  02114
Attention: Corporate Secretary
Telephone: (617) 570-4614

EXHIBITS

Exhibit A – Plan of Liquidation
Exhibit B - March 31, 2014 Estimated Net Asset Value

EXHIBIT A

WINTHROP REALTY TRUST
PLAN OF LIQUIDATION

WINTHROP REALTY TRUST
PLAN OF LIQUIDATION AND DISSOLUTION

1.
This Plan of Liquidation (the "Plan") of Winthrop Realty Trust, an Ohio business trust (the "Trust"), has been approved by the Trust's Board of Trustees as being advisable and in the best interests of the Trust and the holders of Common Shares (as hereinafter defined) (“Shareholders”).  The Board of Trustees has directed that the Plan be submitted to the Shareholders of the Trust for approval.  The Plan shall become effective upon approval of the Plan by Shareholders holding at least a majority of the Trust’s outstanding common shares of beneficial interest, $1.00 par value (the "Common Shares").  The date of the Shareholders' approval is hereinafter referred to as the "Effective Date."

2.
On or after the Effective Date, the Trust shall be voluntarily liquidated and dissolved in accordance with Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”).  Pursuant to the Plan, the Board shall cause the Trust to sell, convey, transfer and deliver or otherwise dispose of any and/or all of the assets of the Trust in one or more transactions, without further approval of the Shareholders.  The Trust shall not engage in any business activities, except to the extent necessary for preserving the values of the Trust's assets, winding up its business and affairs, discharging and paying all Trust liabilities and distributing the Trust's assets to its Shareholders, all in accordance with the Trust's Second Amended and Restated Declaration of Trust, as amended, and the Trust’s Bylaws, as amended (collectively, the “Charter Documents”), and the Plan, including to satisfy any existing contractual obligations including any capital call requirements and acquisitions or dispositions pursuant to buy-sell provisions under existing venture documentation, pay for required tenant improvements and capital expenditures at our real estate properties, repurchase our Common Shares and other outstanding securities of the Trust if the Board of Trustees so chooses and make protective acquisitions or advances with respect to the Trust’s existing assets.  Cash reserves of the Trust in excess of $500,000 will be invested only in short-term U.S. Treasuries or other short-term obligations.

3.
The appropriate officers of the Trust shall take such actions as may be necessary or appropriate to marshal the assets of the Trust and convert the same, in whole or in parts, into cash or such other form as may be conveniently distributed to the Shareholders.

4.
The Trust shall (i) pay or make reasonable provision to pay all claims and obligations of the Trust, including all contingent, conditional or unmatured contractual claims known to the Trust, (ii) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Trust in connection with any pending action, suit or proceeding to which the Trust is a party and (iii) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Trust or that have not arisen but that, based on facts known to the Trust, are likely to arise or to become known to the Trust within ten years of the Effective Date.  All such claims shall be paid in full and any such provision for payment made shall be made in full.  After providing for the foregoing and complying with all debt covenants, the Trust shall distribute all available cash, other than minimum operating reserves and amounts required to comply with financial or other contractual covenants, at least semi-annually to the Shareholders.

5.
After provision for all debts and other reserves as may be deemed necessary or appropriate by the Board of Trustees and after satisfying any then applicable obligations of the Trust including, without limitation amounts payable to FUR Advisors LLC, all of the Trust’s assets shall be distributed or applied as follows:

a.
First to satisfy the liquidation preference of the Trust’s 9.25% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series D Preferred Shares”) in accordance with the terms of the Charter Documents and the Certificate of Designations for the Series D Preferred Shares (the “Certificate of Designations”);

b.
Second, to satisfy (or provide reserves deemed sufficient to enable the Trust to satisfy) the obligations of the Trust with respect to its 7.75% Senior Notes due 2022 in accordance with the terms of the First Supplemental Indenture, dated August 15, 2012, between the Trust and The Bank of New York Mellon, as Trustee and Collateral Agent; and

c.	Thereafter, by means of one or more distributions (one or more of which distributions may be in the form of beneficial interests in a trust holding Trust assets), to the Shareholders.

6.
Subject to the terms of the Charter Documents and in connection therewith, the officers of the Trust shall execute all checks, instruments, notices and any and all other documents necessary to effectuate such distribution.  The final distribution shall be made no later than the second anniversary of the Effective Date.

7.
Subject to Section 9 below and the Charter Documents and the Certificate of Designations, the distributions contemplated by Section 5 above shall be in complete liquidation of the Trust and in cancellation of all of the Common Shares and the Series D Preferred Shares then issued and outstanding, and all certificates representing such issued and outstanding Common Shares and Series D Preferred Shares shall thereupon be canceled.  The Board of Trustees shall make such provisions as it deems appropriate regarding the cancellations, in connection with the making of distributions hereunder, of certificates representing the Common Shares and the Series D Preferred Shares (or certificates representing interests in the Liquidating Trust as provided in Section 10 hereof) outstanding.

8.
In the course of the liquidation, the Board of Trustees shall use commercially reasonable efforts to continue to cause the Trust to maintain its status as a REIT; provided, however, the Board of Trustees may, in its discretion, elect to terminate the Trust’s status as a REIT if it determines that such termination would be in the best interest of the Shareholders.

9.
Upon the complete distribution of all assets of the Trust to the holders of outstanding Common Shares (the “Final Distribution”), all such Common Shares will be canceled and no longer deemed outstanding and all rights of the holders thereof as shareholders of the Trust shall cease and terminate.  The Trust shall use commercially reasonable efforts to cause the liquidation and dissolution of the Trust to occur and to make the Final Distribution to Shareholders no later than the second anniversary of the Effective Date.

10.
In the event that it should not be feasible, in the opinion of the Board of Trustees, for the Trust to pay, or adequately provide for, all debts and liabilities of the Trust (including costs and expenses incurred and anticipated to be incurred in connection with the liquidation of the Trust) at the time of the Final Distribution, or, if earlier, the latest applicable date to avoid payment by the Trust of Federal income taxes, or the Board of Trustees shall determine that it is not advisable to distribute at such time any of the property then held by or for the account of the Trust because such property is not reasonably susceptible of distribution to Shareholders or otherwise:

a.
The Trust may transfer and assign to a liquidating trust created under the laws of Ohio or such other jurisdiction as the Board of Trustees deem advisable (the "Liquidating Trust") all of the assets of the Trust of every sort whatsoever, including its unsold properties, assets, claims, contingent claims and causes of action, subject to all of their unsatisfied debts, liabilities and expenses, known or unknown, contingent or otherwise. From and after the date of such transfer and assignment of assets (subject to liabilities) to the Liquidating Trust, the Trust shall have no interest of any character in and to any such assets and all of such assets shall thereafter by held by the Liquidating Trust.

b.
Upon such transfer and assignment to the Liquidating Trust, certificates for Common Shares and Series D Preferred Shares (to the extent the liquidation preference with respect thereto has not previously been satisfied) will be deemed to represent ownership interests in the Liquidating Trust equivalent to those held in the Trust immediately prior to such transfer and assignment.

c.
The Liquidating Trust shall be constituted pursuant to a declaration of trust or liquidating trust agreement (the “Liquidating Trust Agreement”) in such form as the Board of Trustees may approve and consistent with the terms hereof.

d.	The initial trustees of the Liquidating Trust shall be designated by the Board of Trustees and may consist of members of the Trust’s management and/or independent trustees.
e.
The documents governing the Liquidating Trust shall also provide that the Liquidating Trust’s activities shall be limited to conserving, protecting and selling the assets transferred to it and distributing the proceeds therefrom, including holding such assets for the benefit of the holders of beneficial interests in the Liquidating Trust, temporarily investing such proceeds and collecting income therefrom, providing for the debts, liabilities and expenses of the Liquidating Trust, making liquidating distributions to the holders of shares of beneficial interest in the Liquidating Trust and taking other actions as may be deemed necessary or appropriate by the trustees of the Liquidating Trust to conserve and protect the assets of the Liquidating Trust and provide for the orderly liquidation thereof.

f.
The Liquidating Trust Agreement will, unless otherwise determined by the Board of Trustees, also provide: (i) that shares of beneficial interest in the Liquidating Trust will not be transferable (except by will, intestate succession or operation of law); (ii) that beneficial interests in the Liquidating Trust will not be represented by certificates; (iii) that the Liquidating Trust will have a finite life and will terminate upon the earlier of the complete distribution of the Liquidating Trust’s assets or a specified number of years from the date that the Trust’s assets were first transferred to it, subject to extensions of determinate duration; and (iv) that the Liquidating Trust may distribute annual financial statements, which need not be audited, to holders of its beneficial interests (which statements, if prepared and distributed, shall be filed under cover of Form 10-K under the Trust’s Commission file number to the extent the Liquidating Trust is required to do so) but need not prepare or distribute any quarterly financial statements.

g.
Approval of this Plan shall constitute the approval by the shareholders of the transfer and assignment to the Liquidating Trust, the form and substance of the Liquidating Trust Agreement as approved by the Board of Trustees and the appointment of the Liquidating Trust’s trustees selected by the Board of Trustees.

11.
Upon assignment and conveyance of the assets of the Trust to the Shareholders, in complete liquidation of the Trust as contemplated hereby, and the taking of all actions required under the law of the State of Ohio in connection with the liquidation and dissolution of the Trust, the appropriate officers of the Trust shall execute and cause to be filed with the Secretary of State of the State of Ohio, and elsewhere as may be required or deemed appropriate, such documents as may be required to dissolve the Trust.

12.
Immediately prior to the transfer to the Liquidating Trust, or at such other time as the Board of Trustees considers appropriate, the Board of Trustees and officers of the Trust are authorized to cause the Trust to file a Form 15 (or take other appropriate action) to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended.

13.
The Board of Trustees, or the trustees of the Liquidating Trust, and such officers of the Trust as the Board of Trustees may direct, are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such further actions, to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Trust and complete the liquidation thereof, including, without limitation, (i) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Trust, whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan, (iii) the temporary investment of funds in such medium as the Board of Trustees may deem appropriate, (iv) the entering into of agreements with, or modifying or amending existing agreements with, FUR Advisors LLC or any employee, officer, trustee or representative of the Trust including the exclusivity agreement with Michael L. Ashner, and (v) the modification of the Plan as may be necessary to implement the Plan.  The death, resignation or other disability of any trustee or officer of the Trust shall not impair the authority of the surviving or remaining trustees or officers of the Trust (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan.  Upon such death, resignation or other disability, the surviving or remaining trustees shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining trustees or officers to exercise any of the powers provided for in this Plan.

14.
The Board of Trustees may terminate this Plan for any reason prior to its approval by the Shareholders.  Notwithstanding approval of the Plan by the Shareholders, the Board of Trustees may modify or amend the Plan without further action by the Shareholders to the extent permitted under then current law.

EXHIBIT B

March 31, 2014 Estimated Net Asset Value

WINTHROP REALTY TRUST
ESTIMATED NET ASSET VALUE
(In thousands, except square feet, units and per share data)
(Unaudited)
See Notes on Pages B-5 and B-6

	Trust	Carrying
Cash, Accounts Payable and Dividends Payable	Ownership	Amount	Matched Debt	Estimated NAV Range
Cash and Cash Equivalents and Restricted Cash	100%	$118,841	-	$118,841	to	$118,841
Other Accounts Payable and Dividends Payable	100%	$(36,062)	-	$(36,062)	to	$(36,062)

Subtotal - Cash and Net Working Capital Estimated Net Asset Value Range	100%			$82,779	to	$82,779

REIT Securities:	Trust Ownership	Fair Value Carrying Amount	Matched Debt	Estimated NAV Range
REIT Common shares	100%	$-	$-	$-	to	$-
REIT Preferred shares	100%	-	-	-	to	-
Subtotal - REIT Securities Segment Estimated Net Asset Value Range				-	to	-

		Par Value
	Trust	Plus Accrued
Loans:	Ownership	Interest	Matched Debt	Estimated NAV Range
Loan Assets, Loan Securities & Loan Equity
Investments, with Expected Repayment
The Shops at Wailea - B Note	100%	7,588	-	7,588	to	7,588	[1	]
Playa Vista - Mezzanine Loan	100%	12,346	-	14,846	to	16,346	[2	]
Churchill - Whole Loan	100%	366	-	-	to	366	[1	]
Rockwell - Mezzanine Loan	100%	1,137	-	-	to	50	[1	]
Pinnacle II - B Note	100%	5,108	-	5,108	to	5,108	[1	]
Poipu Shopping Village - B Note	100%	2,844	-	2,844	to	2,844	[1	]
Mentor - Whole Loan	100%	2,512	-	2,512	to	2,512	[1	]
Edens Norridge-Mezzanine Loa/GPInterest	100%	15,624		16,124	to	16,124	[1	]
Marc Realty-Mezzanine Loan	100%	4,523		4,523	to	4,523	[1	]
WBCMT 2007 - CMBS	100%	1,130	-	226	to	1,130	[1	]
Total Estimated Value of Loans with Expected Repayment				$53,771	to	$56,591

		Par Value
	Trust	Plus Accrued	Matched
	Ownership	Interest	Debt	Estimated NAV Range
Loan Assets, Loan Securities & Loan Equity Investments, with Potential Equity Participation
Stamford - Mezzanine	20%	47,123	-	9,425	to	9,425
Total Estimated Value of Loans with Potential Equity				$9,425	to	$9,425

Debt Platforms
Concord Debt Holdings/CDH CDO	67%/49%	N/A	N/A	11,016	to	22,433	[3	]
RE CDO	50%	N/A	N/A	500	to	1,000
Total Estimated Value of Debt Platforms				$11,516	to	$23,433

Subtotal - Loan Segment Estimated Net Asset Value Range				$74,712	to	$89,449

The estimate of net asset value (“NAV”) on pages B-2 to B-4 is based on estimated assets and liabilities as of March 31, 2014.  No adjustments have been made for transaction costs that would be incurred if assets were sold including any prepayment penalty associated with the Trust’s debt.  There have been no adjustments made to reflect acquisitions, dispositions or loan repayments subsequent to March 31, 2014.  Although management believes the values presented reflect current market conditions, the ultimate amount realized on any asset will be based on the timing of such disposition and then market conditions. There can be no assurance that the ultimate realized value upon disposition of an asset will be within the range provided.

WINTHROP REALTY TRUST
ESTIMATED NET ASSET VALUE
(In thousands, except square feet, units and per share data)
(Unaudited)
See Notes on Pages B-5 and B-6

				Square	Three Months Ended March 31 , 2014			Range of			Estimated			Matched
		Trust		Feet/	Annualized	Adjust-	Adjusted	Capitalization			Range of			Debt	Estimated
Description		Ownership	Type	Units	NOI	ments	NOI	Rates			Property Value			Balance	NAV Range
Consolidated Operating Properties
Wholly Owned
Amherst	Amherst, NY	100%	Office	200,000	$1,562	240	$1,802	7.75%	to	7.50%	$23,252	to	$24,027	-	$23,252	to	$24,027	[5	]
Cerritos	Cerritos, CA	100%	Office	187,000	1,052	948	2,000	7.00%	to	6.50%	27,271	to	29,469	23,000	4,271	to	5,535	[4	]
One East Erie	Chicago, IL	100%	Office	126,000	3,008	148	3,156	7.50%	to	6.50%	42,080	to	48,554	19,763	22,317	to	28,791	[7	]
Crossroads I	Englewood, CO	100%	Office	118,000	1,070		1,070	6.30%	to	6.30%	16,984	to	16,984	-	16,984	to	16,984	[5	]
Crossroads II	Englewood, CO	100%	Office	118,000	827		827	6.30%	to	6.30%	13,127	to	13,127	-	13,127	to	13,127	[5	]
550 Corporetum	Lisle, IL	100%	Office	169,000	330	671	1,001	9.50%	to	8.50%	9,634	to	10,873	5,753	3,881	to	5,120	[6	]
Orlando	Orlando, FL	100%	Office	257,000	3,313		3,313	8.50%	to	7.75%	38,976	to	42,748	36,820	2,156	to	5,928
Plantation	Plantation, FL	100%	Office	120,000	1,448		1,448	8.00%	to	7.00%	18,100	to	20,686	10,649	7,451	to	10,037
South Burlington	South Burlington, VT	100%	Office	54,000	167	52	219	11.00%	to	9.50%	1,991	to	2,305	-	1,991	to	2,305	[7	]
Atlanta - Kroger	Atlanta, GA	100%	Retail	61,000	259		259	13.00%	to	12.00%	1,992	to	2,158	-	1,992	to	2,158
Greensboro - Kroger	Greensboro, NC	100%	Retail	46,000	220		220	9.00%	to	8.00%	2,444	to	2,750	-	2,444	to	2,750
Louisville - Kroger	Louisville, KY	100%	Retail	47,000	214		214	11.00%	to	10.00%	1,945	to	2,140	-	1,945	to	2,140
Waterford	Memphis, TN	100%	Multi-Family	320 Units	1,567	243	1,810	6.25%	to	6.00%	28,960	to	30,167	13,052	15,908	to	17,115	[7	]
Lake Brandt	Greensboro, NC	100%	Multi-Family	284 Units	1,361		1,361	6.75%	to	6.50%	20,163	to	20,938	13,600	6,563	to	7,338
Jacksonville	Jacksonville, FL	100%	Warehouse	588,000	615	256	871	8.50%	to	8.25%	10,247	to	10,558	-	10,247	to	10,558	[5	]
Churchill	Churchill, PA	100%	Mixed Use	52,000	703	167	870	12.00%	to	9.00%	7,250	to	9,667	5,016	2,234	to	4,651	[7	]

Joint Venture Properties
Westheimer	Houston, TX	32%	Office	614,000	5,611	(725)	4,886	7.00%	to	6.00%	69,800	to	81,433	45,919	7,642	to	11,365	[8	]
1050 Corporetum	Lisle, IL	60%	Office	54,000	145	311	456	9.00%	to	7.00%	5,067	to	6,514	5,449	-	to	639	[7	]
450 West 14th Street	New York, NY	var	Office /Retail	105,000	2,376	3,002	5,378	5.75%	to	5.35%	93,530	to	100,523	51,637	25,065	to	27,512	[9	]	[10	]
1515 Market Street	Philadelphia, PA	89%	Office	502,000	4,260	1,171	5,431	7.50%	to	7.00%	71,137	to	76,310	42,193	28,944	to	34,117	[11	]	[12	]
Luxury Residential	Various	84%	Multifamily	761 Units	9,690	1,877	11,567	4.63%	to	4.63%	249,564	to	249,564	150,000	83,634	to	83,634	[7	]
Summit Pointe	Oklahoma City, OK	80%	Multifamily	184 Units	807	293	1,100	8.00%	to	7.50%	13,750	to	14,667	9,191	4,559	to	4,962	[7	]

Subtotal - Consolidated Operating Properties Net Asset Value Range															$286,609	to	$320,792

The estimate of net asset value (“NAV”) on pages B-2 to B-4 is based on estimated assets and liabilities as of March 31, 2014.  No adjustments have been made for transaction costs that would be incurred if assets were sold including any prepayment penalty associated with the Trust’s debt.  There have been no adjustments made to reflect acquisitions, dispositions or loan repayments subsequent to March 31, 2014.  Although management believes the values presented reflect current market conditions, the ultimate amount realized on any asset will be based on the timing of such disposition and then market conditions. There can be no assurance that the ultimate realized value upon disposition of an asset will be within the range provided.

WINTHROP REALTY TRUST
ESTIMATED NET ASSET VALUE
(In thousands, except square feet, units and per share data)
(Unaudited)
See Notes on Pages B-5 and B-6

					Three Months Ended March 31 , 2014									Matched
		Trust		Square	Annualized	Adjust-	Adjusted	Range of			Estimated Range			Debt	Estimated
Description		Ownership	Type	Feet/Units	NOI	ments	NOI	Capitalization Rates			of Property Value			Balance	NAV Range
Unconsolidated Operating Properties
Marc Realty
223 West Jackson	Chicago, IL	50%	Office	168,000	$1,190	124	$1,314	7.75%	to	6.75%	$16,955	to	$19,467	$6,718	$5,118	to	$6,374	[14]

Other Joint Ventures
Sullivan Center	Chicago, IL	50%	Retail/Office	942,000	15,290	(2,500)	12,790	6.00%	to	5.35%	213,167	to	239,065	113,500	73,158	to	82,999	[15]
701 7th Ave.	New York, NY	75%	Retail/Office	Under Development										363,961	96,529	to	96,529	[16]
Northwest Atlanta	Atlanta, GA	60%	Industrial/Office	472,000	1,368	150	1,518	8.50%	to	8.00%	17,859	to	18,975	13,539	2,592	to	3,262	[7]
Mentor	Chicago, IL	50%	Retail	7,000	470		470	8.00%	to	7.00%	5,875	to	6,714	2,497	1,686	to	2,104
Fenway Wateridge	San Diego, CA	80%	Office	62,000	752	(164)	588	8.00%	to	7.50%	7,350	to	7,840	7,000	350	to	840	[17]
Atrium	Chicago, IL	50%	Retail	71,000	387	1,107	1,494	9.50%	to	8.00%	14,726	to	17,675	-	7,363	to	8,838	[18]

Vintage (VHH)
27 Properties	Various	75%	Multifamily	4655 Units	24,981		24,981	7.50%	to	7.50%	333,080	to	333,080	250,091	61,379	to	69,955	[19]
Tacoma	Tacoma, WA	75%	Multifamily	Under Construction										17,800	2,026	to	2,026	[16]
Quilceda	Marysville, WA	75%	Multifamily	Under Construction										21,020	750	to	750	[20]
Urban Center	Lynnwood, WA	75%	Multifamily	Under Construction										41,400	5,500	to	5,500	[20]

Subtotal - Unconsolidated Operating Properties Net Asset Value Range															$256,451	to	$279,177

							Corporate NAV
							Cash and Net Working Capital								$82,779	to	$82,779
							REIT Securities Net Asset Value Range										-
							Loan Segment Net Asset Value Range								74,712	to	89,449
							Operating Properties Net Asset Value Range								543,060	to	599,969
							All Segments Estimated Net Asset Value Range								$700,550	to	$772,197

							Less: Corporate Liabilities
							Outstanding Line of Credit								-	to	-
							Outstanding Senior Notes								(86,250)	to	(86,250)
							Outstanding Series D Preferred								(120,500)	to	(120,500)
							Net Asset Value Attributable to Common Shares								$493,800	to	$565,447

							Outstanding Common Shares (Excludes Restricted Shares)								35,817		35,817
							Estimate Net Asset Value per Common Share Range								$13.79	to	$15.79

The estimate of net asset value (“NAV”) on pages B-2 to B-4 is based on estimated assets and liabilities as of March 31, 2014.  No adjustments have been made for transaction costs that would be incurred if assets were sold including any prepayment penalty associated with the Trust’s debt.  There have been no adjustments made to reflect acquisitions, dispositions or loan repayments subsequent to March 31, 2014.  Although management believes the values presented reflect current market conditions, the ultimate amount realized on any asset will be based on the timing of such disposition and then market conditions. There can be no assurance that the ultimate realized value upon disposition of an asset will be within the range provided.

WINTHROP REALTY TRUST
NOTES TO ESTIMATED NET ASSET VALUE
(Unaudited)

Net Asset Value
Footnotes
The estimate of net asset value (“NAV”) on the foregoing pages is based on estimated assets and liabilities as of March 31, 2014. No adjustments have been made for transaction costs that would be incurred if assets were sold including any prepayment penalty associated with the Trust’s debt. Although management believes the values presented reflect current market conditions, the ultimate amount realized on any asset will be based on the timing of such disposition and then market conditions. There can be no assurance that the ultimate realized value upon disposition of an asset will be within the range provided.

1)
Management’s estimate of NAV on the Trust’s loans expected to be repaid gives no effect to the above or below market yield earned on certain of the loans. Except for WBCMT, Rockwell and Churchill for which full recovery may not be realized, par is utilized as the estimate of value.

2)	Property collateralizing the loan is being marketed for sale. NAV includes estimate of Winthrop's equity participation above par (based on expected sales price).
3)
Represents the discounted cash flows of the CDO assuming different recovery rates on the loans.  The non CDO loan assets are valued at estimated recovery with a range of values on the equity in MSREF portfolio at $0 to $5 million.

4)	Gross Asset Value has been reduced to account for capital expenditures to offset speculative leasing. NAV has been reduced to reflect the B Note holder's 50% participation above $4.6 million.
5)	Currently being marketed for sale. NAV reflects expected proceeds.
6)
NAV has been reduced by $903,000 to account for capital expenditures to offset 2014 spec leasing.  The increase to NOI is to reflect speculative leasing along with reversing the effect of annualization of first quarter higher expenses that are not expected to continue.

7)	Adjustment to NOI is to reverse the effect of certain nonrecurring annualized expenses and leasing revenues not reflected in the first quarter as well as to reverse out certain GAAP adjustments.
8)
This property is leased to Spectra Energy. The lease, which was set to expire in 2016 was extended until April 2026. Negotiated annual lease payments on the modified lease remain unchanged ($8.0 - $8.3 million annually) through the maturity date of the mortgage debt (April 2016) and then decreases to $4.3 million, subject to annual increases thereafter up to $5.5 million annually. The NOI was adjusted to reflect the future decline in rents.

9)	Adjustment for leasing of 11,944 square feet of vacant retail space at $165 per square foot and to reverse the straight-lined non cash ground rent adjustment.
10)
Management’s estimated NAV is calculated based on a sale of the property at a range of values using capitalization rates between 5.50% and 6.00% applied to stabilized NOI.  The proceeds are then assumed to be distributed based upon the distribution provision of the 450 West 14th Street LLC Agreement which provides that cash is distributed as follows on the Trust’s capital contribution of $15.0 million and other equity holders’ capital of $3.0 million:

1) to the Trust until it receives an amount equal to a 10% return;
2) 75% to the Trust, 25% to other equity holders until the Trust has received a 15% cumulative annual compounded return on its aggregate investment amount;
3) 90% to the Trust, 10% to other equity holders until the Trust has received a return of its aggregate investment amount;
4) 10% to the Trust, 90% to other equity holders until other equity holders have received a return of any new investment amount and a 15% IRR thereon;
5) either (x) on or prior to the fifth anniversary of the Trust’s investment, 50% to the Trust and 50% to the other equity holders or (y) following the fifth anniversary of the Trust’s investment, 35% to the Trust and 65% to the other equity holders.  Management assumed the 35% for this analysis.

Net Asset Value
Footnotes
11)	The adjustemt to NOI has been made to account for new leases entered into. The costs of the lease up have bee deducted from Gross Asset Value.
12)
The Trust owns 89% of 1515 Market, but is entitled to receive 100% of proceeds up to $78.8 million less the mortgage amount, which was $42.4 million as of December 31, 2013. The Trust in entitled to receive 89% of any excess proceeds.

13)
The Trust is entitled to 100% of capital proceeds until it receives a return of its capital ($4.9 million) plus a 12% return.  Proceeds are next paid to the Trust's partner until it receives back its capital ($1.2 million) plus a 12% return.  Thereafter, the Trust receives 60% of proceeds.

14)	The Trust has agreed to grant an option to Marc Realty to acquire 223 West Jackson for a price to be not less than $5.0 million.
15)
Management’s estimate of NAV is calculated based on the post-tax credit compliance period residual distribution provisions set forth in One South State Street LLC agreement which provide for payment of the WRT-Elad mezzanine loan under its terms, which has an outstanding balance of $56.8 million as of March 31, 2014 and of which the Trust owns 100% and then 76% profits participation by WRT-Elad. The NOI on this property was adjusted downward to reverse the effect of the straightlined rental income.

16)	Asset is in a development stage. NAV represents cash invested by the Trust as of 3/31/2014 plus the unpaid accrued return on the cash invested.
17)
The Trust has a preferred equity position. Proceeds of a capital transaction are distributed first to the Trust until it receives all of its $233k remaining preferred investment plus 12% thereon; second to the Trust to repay its $1.7million equity plus a 12% return thereon ; third to the Trust’s partner, Fenway, until it has received its $1.5 million investment plus a 12% return thereon; and thereafter 60% to Fenway and 40% to the Trust..  The adjustment down to NOI is to reflect the loss of two tenants at the property.

18)
NAV has been reduced by $1.0 million to account for TIs and leasing costs associated with a newly executed lease with Walgreens and planned renovations.  The NOI has been adjusted to reflect the new Walgreens lease

19)
Each of the Vintage properties is owned in a partnership which includes outside investors and is subject to its individual partnership agreement waterfall. The VHH Operating Agreement provides that aggregate properties operating cash flow to VHH is distributed as follows:
1)          to the Trust until it receives a 12% preferred return on its unreturned capital;
2)          to the Trust’s joint venture partner until he receives at 12% return;
3)          the remainder is distributed 50%  to the Trust and 50% to the Trust’s partner

Capital proceeds from the sale or refinancing of any of the underlying properties are distributed 75% to the Trust and 25% to our joint venture partner until all capital is returned and unpaid returns are paid and any excess after the return of capital is distributed 50%/50%. Management estimated the range of NAV based on the forecasted distributions to be received on this investment discounted at a range between 9% and 12%. Forecasted residual proceeds were calculated based on sales of the underlying properties using a capitalization rate of 7.5%.

20)	Asset is in a development stage. NAV reflects cash invested.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on August 5, 2014.

Vote by Internet • Go to www.envisionreports.com/FUR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Special Meeting Proxy Card	1234 5678 9012 345

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

 A   Proposals — The Board recommends a vote FOR Proposals 1 and 2.
1.
Approval of the plan of liquidation of Winthrop Realty Trust including the sale of our assets and the dissolution of our company described therein, and the approval and ratification of the transactions described in the proxy statement which Winthrop Realty Trust and its board of trustees have undertaken in connection with the plan of liquidation.
	For ☐	Against ☐	Abstain ☐

2.
Approval of the proposal to permit the board of trustees to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve Item 1.
	For ☐	Against ☐	Abstain ☐

 B    Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

 C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2014 Special Meeting Admission Ticket
2014 Special Meeting of
Winthrop Realty Trust Shareholders
Tuesday, August 5, 2014 1:00 P.M. Local Time
Katten Muchin Rosenman LLP
575 Madison Avenue, 11th Floor
New York, New York 10022
Upon arrival, please present this admission ticket
and photo identification at the registration desk.

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to Computershare Investor Services at P.O. Box 43101, Providence RI 02940-3101, so your shares are represented at the Special Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — WINTHROP REALTY TRUST

Notice of 2014 Special Meeting of Shareholders

Katten Muchin Rosenman LLP, 575 Madison Avenue, 11th Floor, New York, New York 10022
Proxy Solicited by Board of Trustees for Special Meeting – Tuesday, August 5, 2014

Michael L. Ashner and Carolyn Tiffany, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of Winthrop Realty Trust to be held on Tuesday, August 5, 2014 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1 and 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)